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Exhibit 99.3

ITEM 7.    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS).

Introduction

        The following discussion and analysis summarizes the financial condition and operating performance of the Company and its business segments and should be read in conjunction with the Company's historical consolidated financial statements and notes thereto included elsewhere in this Annual Report.

Executive Summary

Our Business

        The Company's revenues are generated from advertising, circulation (subscriptions and single copy sales) and other sources (events, list rental, third party distribution, training services, sales of books and directories, and other sources). PRIMEDIA's largest operating expenses are cost of goods sold (including paper and printing); marketing and selling; distribution, circulation and fulfillment; editorial; and other general and corporate administrative expenses (collectively referred to as "operating expenses").

Background

        Historically, PRIMEDIA was a broad based media enterprise built primarily from a series of acquisitions and comprised of numerous disparate assets. The most recent significant acquisitions were About.com ("About") and the EMAP properties in 2001. During 2001 and 2002, the Company integrated those properties into its operating units. Additionally, during the past few years, the Company sold a number of properties, including Bacon's, The Modern Bride Group, the American Baby Group, Seventeen and New York magazines and other properties, in order to better focus the Company on its core businesses and reduce debt. As a result of recent divestitures, the Company has transformed itself into a highly focused targeted media company. To counter the effects of the weakness in the overall advertising environment, the Company has aggressively controlled its costs. These cost initiatives have resulted in charges for severance, closures and restructuring related costs to integrate Company operations and consolidate many back office functions and facilities, resulting in a significant reduction in the number of employees and office space required. These actions have resulted in a stronger balance sheet, improved liquidity and a more efficient and better focused organization. The asset divestiture and cost reduction programs are essentially complete and the Company is now focused on growing organically.

Company Strategy

        In October 2003, PRIMEDIA appointed Kelly P. Conlin as President and CEO. Mr. Conlin and the executive team reviewed the Company's operations and formulated a strategy to enable the Company to capitalize on the full potential of its businesses and maximize its operating performance. That review resulted in a redesigned operating structure with four reportable segments to better enable the Company to execute key investment and organic growth initiatives. Those four principal segments are: Enthusiast Media, Consumer Guides, Business Information, and Education and Training. Accordingly, the Company has reclassified prior year results to reflect this redesigned operating structure with four reportable segments.

        The Company's strategy is to focus on its core enthusiast media businesses and grow through maximizing and expanding its market-leading brands. Actions the Company is taking to organically grow revenues include expanding into new markets, introducing new products and improving existing ones, enhancing the capabilities of its sales force, broadening its advertiser base, optimizing distribution, and leveraging its well known brands through licensing and merchandising arrangements.

General Business Trends

        In 2003, many of PRIMEDIA's products continued to grow, while others were affected by external pressures and actions the Company took to improve profitability. The Company has capitalized on the general trend of marketers seeking to better target their advertising, the growth of free publications, the aggressive marketing and new product introductions in the automotive industry and the growing popularity of personal hobbies and leisure activities, as the Company has a large presence in those sectors. The Company's revenues continue to be adversely affected by the weakness in the overall advertising environment, particularly in business-to-business markets, the industry-wide trend of declining single copy sales of consumer magazines, cutbacks in the demand for training services, particularly industrial videotape sales and satellite based training for healthcare professionals, and budgetary constraints in the education markets. Additionally, high apartment vacancy rates have pressured the advertising budgets of property managers, which has constrained the growth in the Company's Apartment Guide. The Company has taken certain actions to lower costs and improve profitability which has also negatively affected revenues, including reducing the rate base for the soap opera magazine titles, and consolidating or shutting down certain properties.

2003 Summary Consolidated Results

        In 2003, revenues were $1,331,531, down 4.7% compared to 2002. Growth in the Consumer Guides segment was offset by the continuing weakness in the Business Information and Education and Training segments, and growth in advertising in the Enthusiast Media segment was offset by the effect of the rate base reduction at the soap opera titles and continuing weakness in single copy magazine sales. In 2003, operating expenses were $1,089,253, down 5.6% compared to 2002. Costs declined in nearly every expense category, due to lower levels of business and the aggressive cost actions implemented by the Company. In 2003, operating income was $81,656, improved from an operating loss of $96,197 in 2002. The improvement was due primarily to lower restructuring and non-cash impairment charges taken in 2003 compared to 2002. Net income was $38,872 in 2003 compared to a net loss of $599,423 in 2002. The improvement was due primarily to the net increase in operating income, the cumulative effect of a change in accounting principle (from the adoption of SFAS 142) of $388,508, recorded in 2002, and the decrease in related non-cash deferred income tax expense.

2003 Summary Segment Results

        The following segment results discussion reflects Continuing Businesses (as defined below).

        The Enthusiast Media segment produces and distributes content through magazines and via the Internet to consumers in various niche and enthusiast markets. It includes the Company's consumer magazine brands, their related Web sites and live events, as well as About. In 2003, revenues for the Enthusiast Media segment were $719,146, down 2.1%, and Segment EBITDA (as defined below) was $144,223, up 11.0%, compared to 2002. The Company intends to grow this segment by improving its products, investing in its sales capabilities, improving its circulation management, and leveraging its well-known brands. For example, during the fourth quarter of 2003, PRIMEDIA increased its distribution points by several thousand for a number of enthusiast titles offered at Kroger, Food Lion, Albertson's, Auto Zone, Pep Boys and other key retail outlets. In addition, the Company has put into place a plan to use more sophisticated statistical modeling to manage print order and draw allotment to improve efficiency and profitability of this important distribution channel.

        The Consumer Guides segment is the nation's largest publisher and distributor of free publications, including Apartment Guide and New Homes Guide. In 2003, revenues for the Consumer Guides segment were $276,639, up 3.5%, and Segment EBITDA was $83,163, up 13.4%, compared to 2002. The Company intends to grow this segment by launching Auto Guide in 2004, expanding New Homes Guide into new markets, adding to its Apartment Guide sales force to deepen its market penetration, and continuing to expand third party distribution.

        The Business Information segment includes the Company's business-to-business targeted publications, Web sites and events, with a focus on bringing sellers together with qualified buyers in numerous industries. In 2003, revenues for the Business Information segment were $221,439, down 11.5%, and Segment EBITDA was $35,127, down 10.9%, compared to 2002, which was the result of the severe advertising recession which has particularly affected the business-to-business markets. The Company believes there are many opportunities to enhance marketing programs beyond print advertising by expanding the use of email, newsletters, Webcasts, market databases and other tools to provide marketing programs that identify prospects and deliver leads to customer sales organizations.

        The Education and Training segment is comprised of the businesses that provide content for schools, universities, government and other public institutions as well as corporate training initiatives. It includes Channel One, Films for the Humanities and Sciences and Workplace Learning. In 2003, revenues for the Education and Training segment were $119,778, down 18.3%, and Segment EBITDA was $5,674, down 83.7%, compared to 2002. The Company intends to improve the performance of this segment by expanding the number of Channel One advertisers, migrating the products of Films for the Humanities and Sciences to digital delivery, and exploring joint venture opportunities and focusing on the profitable verticals for Workplace Learning.

Forward-Looking Information

        PRIMEDIA, in its fourth quarter 2003 earnings conference call with investors and related earnings release on February 5, 2004, indicated that it expected revenues to grow in the low single digit percentage range and Segment EBITDA for PRIMEDIA's four business segments, after Corporate Overhead, to grow in the mid single digit percentage range in 2004 as compared to 2003.

        The Company has assumed improving industry fundamentals as 2004 progresses for consumer magazine advertising growth and expects single copy sales of consumer magazines to continue to face challenges, especially in the first half of 2004. Growth at Consumer Guides is expected to gain momentum in the second half of 2004 as its entry into new markets begins to show results. Trade advertising and trade shows are expected to stabilize in 2004. Education and Training is expected to improve as 2004 progresses.

        The Company expects to show Segment EBITDA growth primarily in the second half of 2004, with performance during the first half affected by soft industry fundamentals. The Company plans to continue to control operating costs in 2004 and expects new investments and its strategic initiatives early in 2004 to show results in the second half of the year.

        The Company's 2004 guidance follows a 2003 in which PRIMEDIA created a new strategic operating structure that it believes provides well-defined platforms for growth as well as greater clarity and visibility into the Company's businesses. The Company believes 2004 will be a year of investing in its businesses and building on its platforms for growth.

        This Annual Report contains certain forward-looking statements concerning the Company's operations, economic performance and financial condition. These statements are based upon a number of assumptions and estimates, which are inherently subject to uncertainties and contingencies, many of which are beyond the control of the Company, and reflect future business decisions, which are subject to change. Some of the assumptions may not materialize and unanticipated events may occur which can affect the Company's results.

Why We Use Segment EBITDA

        Segment EBITDA represents each segment's earnings before interest, taxes, depreciation, amortization and other charges (income) ("Segment EBITDA"). Other charges (income) include severance related to separated senior executives, non-cash compensation and non-recurring charges, provision for severance, closures and restructuring related costs and (gain) loss on sale of businesses and other, net. PRIMEDIA believes that Segment EBITDA is the most accurate indicator of its segments' results, because it focuses on revenue and operating cost items driven by operating managers' performance, and excludes non-recurring items and items largely outside of operating managers' control. Internally, the Company's chief operating decision maker and the executive team measure performance primarily based on Segment EBITDA.

        Segment EBITDA is not intended to represent cash flows from operating activities and should not be considered as an alternative to net income or loss (as determined in conformity with accounting principles generally accepted in the United States of America), as an indicator of the Company's operating performance, or to cash flows as a measure of liquidity. Segment EBITDA may not be available for the Company's discretionary use as there are requirements to redeem preferred stock and repay debt, among other payments. Segment EBITDA as presented may not be comparable to similarly titled measures reported by other companies since not all companies necessarily calculate Segment EBITDA in an identical manner, and therefore, it is not necessarily an accurate measure of comparison between companies. See reconciliation of Segment EBITDA to operating income (loss) for the Company's four segments in their respective segment discussions below.

Intersegment Transactions

        The information presented below includes certain intersegment transactions and is, therefore, not necessarily indicative of the results had the operations existed as stand-alone businesses. Intersegment transactions represent intercompany, advertising and other services which are billed at what management believes are prevailing market rates. These intersegment transactions, which represent transactions between operating units in different business segments, are eliminated in consolidation.

Non-Core Businesses

        Management believes a meaningful comparison of the results of operations for 2003, 2002 and 2001 is obtained by using the segment information and by presenting results from continuing businesses ("Continuing Businesses") which exclude the results of businesses classified as non-core ("Non-Core Businesses"). The Non-Core Businesses are those businesses that have been divested, discontinued or that management was evaluating for turnaround or shutdown. The Non-Core Businesses include QWIZ, Inc. (divested in April 2001), Bacon's (divested in November 2001) and certain other titles of the Enthusiast Media, Consumer Guides and Business Information segments that were discontinued or divested. In addition, the Company restructured or consolidated other media properties, whose value could only be realized through the far greater efficiency of having select functions absorbed by the core operations and has included these properties in Non-Core Businesses. In the ordinary course of business, corporate administrative costs of approximately $1,900 and $9,900 were allocated to the Non-Core Businesses during 2002 and 2001, respectively. The Company believes that most of these costs, many of which are volume driven, such as the processing of payables and payroll, were permanently reduced due to the shutdown or divestiture of the Non-Core Businesses. Since June 30, 2002, the Company has not classified any additional businesses as Non-Core Businesses nor have any additional balances been allocated to the Non-Core Businesses.

Reclassifications due to Discontinued Operations

        In accordance with Statement of Financial Accounting Standards ("SFAS") 144, "Accounting for the Disposal of Long-Lived Assets", the Company's results have been reclassified to reflect Seventeen and its companion teen properties ("Seventeen"), Simba Information, Federal Sources, CableWorld, Sprinks, and RealEstate.com as discontinued operations for the periods prior to their respective divestiture dates.

        The Company also reclassified the results of New York magazine, Kagan World Media and About Web Services, the Web hosting business of About Inc., which were sold in 2004, and the results of the Folio, Circulation Management and American Demographics properties, for which the Company is evaluating strategic partnerships, to discontinued operations for all periods presented. On August 12, 2004, Folio and Circulation Management were contributed to a joint venture with a third party, under which the Company will not have a significant continuing involvement in the operations and the Company's share of associated cash flows is not expected to be significant.

Segment Data

        Segment data for the Company, based on its redesigned operating structure, is presented below for all periods.

	Years Ended December 31,
	2003	2002	2001
Revenues, net:
Continuing Businesses:
Enthusiast Media	$719,146	$734,420	$565,299
Consumer Guides	276,639	267,166	255,391
Business Information	221,439	250,098	312,709
Education and Training	119,778	146,586	165,295
Intersegment Eliminations	(5,471)	(14,121)	(11,619)

Subtotal	1,331,531	1,384,149	1,287,075
Non-Core Businesses	—	13,491	73,535

Total	$1,331,531	$1,397,640	$1,360,610

Segment EBITDA (1):
Continuing Businesses:
Enthusiast Media	$144,223	$129,983	$69,911

Consumer Guides	$83,163	$73,338	$58,657

Business Information	$35,127	$39,412	$62,149

Education and Training	$5,674	$34,821	$28,117

Corporate Overhead	$(25,909)	$(30,913)	$(32,308)

Non-Core Businesses	$—	$(3,253)	$(28,340)

Depreciation, amortization and other charges (2):
Continuing Businesses:
Enthusiast Media	$42,639	$126,251	$571,857

Consumer Guides	$11,834	$15,199	$18,760

Business Information	$18,191	$74,657	$45,907

Education and Training	$59,823	$107,648	$67,164

Corporate	$28,135	$12,747	$31,709

Non-Core Businesses	$—	$3,083	$65,669

	Years Ended December 31,
	2003	2002	2001
Operating income (loss):
Continuing Businesses:
Enthusiast Media	$101,584	$3,732	$(501,946)
Consumer Guides	71,329	58,139	39,897
Business Information	16,936	(35,245)	16,242
Education and Training	(54,149)	(72,827)	(39,047)
Corporate	(54,044)	(43,660)	(64,017)

Subtotal	81,656	(89,861)	(548,871)
Non-Core Businesses	—	(6,336)	(94,009)

Total	81,656	(96,197)	(642,880)
Other income (expense):
Provision for impairment of investments	(8,975)	(19,045)	(106,200)
Interest expense	(124,104)	(139,857)	(145,566)
Interest on shares subject to mandatory redemption (3)	(21,889)	—	—
Amortization of deferred financing costs	(3,462)	(3,469)	(10,947)
Other, net	(3,022)	5,012	(35,160)

Loss from continuing operations before income tax expense	(79,796)	(253,556)	(940,753)
Income tax expense	(12,220)	(46,356)	(135,000)

Loss from continuing operations	(92,016)	(299,912)	(1,075,753)
Discontinued operations (4)	130,888	88,997	(35,888)
Cumulative effect of a change in accounting principle
(from the adoption of SFAS 142)	—	(388,508)	—

Net income (loss)	$38,872	$(599,423)	$(1,111,641)

(1)
Segment EBITDA represents the segments' earnings before interest, taxes, depreciation, amortization and other charges (income) (see Note 2 below). Segment EBITDA is not intended to represent cash flows from operating activities and should not be considered as an alternative to net income or loss (as determined in conformity with generally accepted accounting principles), as an indicator of the Company's operating performance or to cash flows as a measure of liquidity. Segment EBITDA is presented herein because the Company's chief operating decision maker evaluates and measures each business unit's performance based on its Segment EBITDA results. PRIMEDIA believes that Segment EBITDA is the most accurate indicator of its segments' results, because it focuses on revenue and operating cost items driven by operating managers' performance, and excludes non-recurring items and items largely outside of operating managers' control. Segment EBITDA may not be available for the Company's discretionary use as there are requirements to redeem preferred stock and repay debt, among other payments. Segment EBITDA as presented may not be comparable to similarly titled measures reported by other companies since not all companies necessarily calculate Segment EBITDA in an identical manner, and therefore, is not necessarily an accurate measure of comparison between companies. See reconciliation of Segment EBITDA to operating income (loss) for the years ended December 31, 2003, 2002 and 2001 for the each of the Company's segments in their respective segment discussions below. Segment EBITDA excludes $8,535 of additional restructuring related costs included in general and administrative expenses for the year ended December 31, 2001.

(2)
Depreciation for the years ended December 31, 2003, 2002 and 2001 was $54,874, $68,014 and $74,980, respectively, and includes an impairment of long-lived assets of $9,739 in 2002. Amortization for the years ended December 31, 2003, 2002 and 2001 was $75,765, $204,153 and $676,628,

  respectively. Amortization includes an impairment of intangible assets, goodwill and other of $35,253, $143,099 and $427,016 for the years ended December 31, 2003, 2002 and 2001, respectively. Other charges (income) include severance related to separated senior executives of $9,372 for the year ended December 31, 2003, non-cash compensation and non-recurring charges of $11,184, $10,502 and $56,679 for the years ended December 31, 2003, 2002 and 2001, respectively, provision for severance, closures and restructuring related costs of $8,836, $49,669 and $41,477 for the years ended December 31, 2003, 2002 and 2001, respectively, and (gain) loss on sale of businesses and other, net, of $591, $7,247 and ($57,233) for the years ended December 31, 2003, 2002 and 2001, respectively. Other charges (income) include $8,535 of additional restructuring related costs included in general and administrative expenses for the year ended December 31, 2001.

(3)
Effective July 1, 2003, the Company prospectively adopted SFAS 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity," which requires the Company to classify as long term liabilities its Series D Exchangeable Preferred Stock, Series F Exchangeable Preferred Stock and Series H Exchangeable Preferred Stock and to classify dividends from this preferred stock as interest expense. Such stock is now collectively described as shares subject to mandatory redemption and dividends on these shares are now included in loss from continuing operations and described as interest on shares subject to mandatory redemption, whereas previously they were presented below net income (loss) as preferred stock dividends. The adoption of SFAS 150 increased the loss from continuing operations for the year ended December 31, 2003 by $22,547 which represents primarily interest on shares subject to mandatory redemption and amortization of issuance costs which is included in the amortization of deferred financing costs on the accompanying statement of consolidated operations. If SFAS 150 was adopted on July 1, 2002 and July 1, 2001 loss from continuing operations, in each year, would have increased by $19,763 and $27,345, respectively. The 2002 increase to loss from continuing operations was reduced by a net gain of $4,488 on exchanges of the Exchangeable Preferred Stock.

(4)
Discontinued operations includes gains on sale of businesses, net of tax, of $125,241 and $111,449 in 2003 and 2002, respectively.

Results of Operations

2003 Compared to 2002

Consolidated Results:

Revenues, Net

        Consolidated revenues from Continuing Businesses decreased 3.8% to $1,331,531 in 2003 from $1,384,149 in 2002:

	Years Ended December 31,
			Percent Change
	2003	2002
Revenues, net:
Continuing Businesses:
Advertising	$830,553	$853,044	(2.6)
Circulation	317,643	336,939	(5.7)
Other	183,335	194,166	(5.6)

Subtotal	1,331,531	1,384,149	(3.8)
Non-Core Businesses	—	13,491	(100.0)

Total	$1,331,531	$1,397,640	(4.7)

        Advertising revenues decreased by $22,491 in 2003 compared to 2002 due to declines of $26,168 and $5,509 at the Business Information and Education and Training segments, respectively, partially offset by increases in 2003 of $4,547 and $4,639 at the Consumer Guides and Enthusiast Media segments, respectively. Circulation revenues decreased $19,296 in 2003, principally driven by a $17,900 decline in revenues at the Enthusiast Media segment due primarily to the impact of the rate base reduction at the soap opera titles implemented early in 2003 and to a lesser extent weakness in single copy sales. Other revenues decreased in 2003 compared to 2002 due to a $13,317 decline at the Education and Training segment partially offset by an increase at Consumer Guides of $5,841 due to the continued growth of its third party distribution business. Revenue trends within each segment are further detailed in the segment discussions below.

Operating Income (Loss)

        Operating income from Continuing Businesses was $81,656 in 2003 compared to an operating loss of $89,861 in 2002. This increase was predominantly due to the net decrease of $117,585 in non-cash impairment charges taken in 2003 versus 2002. For the year ended December 31, 2003, the Company recorded an impairment charge of $35,253 in amortization under SFAS 142 and SFAS 144 related to goodwill and intangibles. The total impairment charge recorded in depreciation and amortization primarily under SFAS 142 and SFAS 144 for the year ended December 31, 2002 was $152,838 related to goodwill, intangibles and other assets. Also, the provision for severance, closures and restructuring related costs decreased by $40,833 in 2003 to $8,836 from $49,669 in 2002.

        Total operating income (loss), including Continuing Businesses and Non-Core Businesses, was $81,656 in 2003 compared to ($96,197) in 2002.

Net Income (Loss)

        The Company had net income in 2003 of $38,872 compared to net loss of $599,423 in 2002. The increase in net income from 2002 was primarily due to the increase in operating income as discussed above and the Company's initial adoption of SFAS 142 in 2002. In connection with the adoption of SFAS 142 effective January 1, 2002, the Company recorded an impairment charge related to its goodwill and certain indefinite lived intangible assets of $388,508, as a cumulative effect of a change in accounting principle. In addition, the Company recorded $49,500 of non-cash deferred income tax expense in 2002 as a result of the adoption of SFAS 142, compared to $11,864 recorded in 2003.

        Interest expense also decreased $15,753, or 11.3% in 2003 to $124,104 from $139,857 in 2002. The decrease in interest expense is due to the Company's reduction of long-term debt, including current maturities, lower interest rates and the Company's refinancing of its highest cost debt at lower interest rates.

        Effective July 1, 2003, the Company prospectively adopted SFAS 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity", which requires dividends on the Company's Series D Exchangeable Preferred, Series F Exchangeable Preferred and Series H Exchangeable Preferred Stock (such stock is now collectively described as shares subject to mandatory redemption in the Company's financial statements) to be included in net income (loss) as interest on shares subject to mandatory redemption, whereas previously they were presented below net income (loss) as preferred stock dividends. The adoption of SFAS 150 increased the loss from continuing operations for the year ended December 31, 2003 by $22,547 which represents primarily interest on shares subject to mandatory redemption and amortization of issuance costs which is included in the amortization of deferred financing costs on the accompanying statement of consolidated operations. If SFAS 150 was adopted on July 1, 2002 loss from continuing operations would have increased by $19,763, net of a gain of $4,488 on exchanges of the Exchangeable Preferred Stock.

        SFAS 144 requires sales or disposals of long-lived assets that meet certain criteria to be classified on the statement of consolidated operations as discontinued operations and to reclassify prior periods accordingly. During 2002, the Company completed the sale of the Modern Bride Group, ExitInfo, Doll Reader, Chicago, Horticulture, IN New York and the American Baby Group and, as a result of adopting SFAS 144, reclassified the financial results of these divested units into discontinued operations on the statement of consolidated operations for the year ended December 31, 2002.

        During 2003, the Company completed the sales of Seventeen, Simba Information, Federal Sources, CableWorld, Sprinks and RealEstate.com and during 2004, the Company sold New York magazine, Kagan World Media and About Web Services, the Web hosting business of About Inc. In addition, the Company began evaluating strategic partnerships for the Folio, Circulation Management and American Demographics properties. On August 12, 2004, Folio and Circulation Management were contributed to a joint venture with a third party, under which the Company will not have a significant continuing involvement in the operations and the Company's share of associated cash flows is not expected to be significant. In accordance with SFAS 144, the financial results of these operations have been reclassified into discontinued operations on the statements of consolidated operations for the years ended December 31, 2003 and 2002.

        For the years ended December 31, 2003 and 2002, discontinued operations includes net gains on sale of businesses of $125,241 and $111,449, respectively.

Segment Results:

        The results of the Company's four reportable segments are discussed below. All amounts are from Continuing Businesses unless otherwise specified.

Enthusiast Media Segment (includes consumer magazines, their related Web sites and events, and About)

Revenues, Net

        Enthusiast Media revenues were $719,146 or 54.0% and $734,420 or 53.1% of the Company's consolidated revenues for 2003 and 2002, respectively. Enthusiast Media revenues decreased $15,274 or 2.1% in 2003 compared to 2002 as follows:

	Years Ended December 31,
			Percent Change
	2003	2002
Revenues, net:
Advertising	$390,816	$386,177	1.2
Circulation	271,742	289,642	(6.2)
Other	54,606	55,380	(1.4)
Intersegment revenues	1,982	3,221	(38.5)

Total	$719,146	$734,420	(2.1)

        Advertising revenues increased $4,639 or 1.2% in 2003. Enthusiast Media's strongest advertising gains were at Motor Trend, automotive enthusiast, outdoor and crafts titles, with 2003 continuing base title increases of 17.6%, 4.3%, 3.7% and 3.3%, respectively. For the year ended December 31, 2003, PRIMEDIA's enthusiast magazines advertising pages at continuing base titles fell by 1.0%, the same decrease as the overall industry average, as reported by the Publishers Information Bureau. Advertising revenues at About increased $2,270 in 2003 compared to 2002, primarily due to increases in contextual advertising. Enthusiast Media advertising revenue increases were partially offset by approximately $4,600 in decreased advertising revenue compared to 2002 due to the rate base reduction at the soap opera titles implemented in the first quarter of 2003 which lowered product cost and improved profitability. In addition, approximately $7,200 of advertising revenue was lost in 2003 due to product shutdowns. Excluding the revenue drop attributable to the soap opera titles' rate base reduction and normalizing for product shutdowns, advertising revenues at the consumer magazines continuing titles and their related Web sites increased approximately $13,800 in 2003 versus 2002.

        Contributing to the overall decrease in revenues at Enthusiast Media was a decline in circulation revenues of $17,900 or 6.2% for the year ended December 31, 2003. Lost circulation revenue related to the rate base reduction at the soap opera titles accounted for $15,600 of the decline. In addition, single copy sales were negatively affected by the strike at approximately 860 Southern California grocery stores that began in October 2003 and was ongoing at December 31, 2003. Southern California is a large market for the Company's automotive enthusiast and outdoor sports magazines. Single copy units for Enthusiast Media magazines declined 5.3% for the year ended December 31, 2003, compared to the industry average decline of 13.1%, as reported by the International Periodical Distributors Association.

        Other revenues for Enthusiast Media, which include licensing, list rental, events and other, decreased $774, or 1.4%, in 2003 compared to 2002.

Segment EBITDA

        Enthusiast Media Segment EBITDA increased 11.0% to $144,223 in 2003 from $129,983 in 2002. This increase in Segment EBITDA was due to cost initiatives, including savings in paper, production, headcount and group overhead. Other actions included the elimination of the Company's stand-alone, company-wide sales group with its responsibilities passed to smaller more focused sales groups. In addition, the rate base reduction implemented at the soap opera titles led to decreased revenues accompanied by lower product costs which improved profitability. Enthusiast Media operating expenses declined by approximately $29,500 in 2003 compared to 2002. In 2003, operating expenses included approximately $2,300 of costs related to the settlement of certain lawsuits resulting from pre-acquisition About contracts. As a result of these factors, Segment EBITDA margin increased to 20.1% in 2003 from 17.7% in 2002.

        Below is a reconciliation of Enthusiast Media Segment EBITDA to operating income for the years ended December 31, 2003 and 2002:

	Years Ended December 31,
	2003	2002
Segment EBITDA	$144,223	$129,983
Depreciation of property and equipment	20,926	18,061
Amortization of intangible assets and other	17,191	59,781
Non-cash compensation and non-recurring charges	—	3,365
Provision for severance, closures and restructuring related costs	4,780	40,360
(Gain) loss on sale of businesses and other, net	(258)	4,684

Operating income	$101,584	$3,732

Operating Income (Loss)

        Operating income was $101,584 in 2003 compared to $3,732 in 2002, an increase of $97,852. The increase is primarily related to decreases in impairment charges and in the provision for severance, closures and restructuring related costs. During 2002, the Company recorded impairment charges of $37,335 in depreciation and amortization primarily related to goodwill and trademarks under SFAS 142 and related to property, equipment and certain finite lived intangible assets under SFAS 144. In 2003, as a result of the Company's annual impairment testing required under SFAS 142, the Company recorded an impairment related to trademarks in amortization of $2,337. The decrease in severance, closures and restructuring related costs of $35,580 is a result of the termination of certain real estate lease obligations related to office closures in 2002.

Discontinued Operations

        In accordance with SFAS 144, the operating results of the Modern Bride Group, Doll Reader, Chicago, Horticulture, the American Baby Group, IN New York, Seventeen and Sprinks have been reclassified to discontinued operations on the statements of consolidated operations for the periods prior to their respective divestiture dates. In addition, the Company has reclassified the results of New York magazine and About Web Services, which were sold in 2004, into discontinued operations for the years ended December 31, 2003 and 2002.

        Enthusiast Media revenues exclude revenues from discontinued operations of $110,493 and $232,013 for years ended December 31, 2003 and 2002, respectively. Enthusiast Media segment operating income excludes operating income from discontinued operations of $126,197 and $114,505 for years ended December 31, 2003 and 2002, respectively. For 2003 and 2002, discontinued operations includes a net gain on sale of businesses of $113,227 and $106,847, respectively.

Consumer Guides Segment (includes Apartment Guide and New Homes Guide, their Web sites and DistribuTech)

Revenues, Net

        Consumer Guides revenues were $276,639 or 20.8% and $267,166 or 19.3% of the Company's consolidated revenues for 2003 and 2002, respectively. Consumer Guides revenues increased $9,473 or 3.5% in 2003 compared to 2002 as follows:

	Years Ended December 31,
			Percent Change
	2003	2002
Revenues, net:
Advertising	$234,352	$229,805	2.0
Other	42,277	36,436	16.0
Intersegment revenues	10	925	(98.9)

Total	$276,639	$267,166	3.5

        Advertising revenues for the Consumer Guides segment increased $4,547 to $234,352 in 2003 compared to $229,805 in 2002. Continuing page growth in the Apartment Guide business contributed to approximately $5,400 of the increase in advertising revenues despite growth constraints due to challenges presented by record low interest rates driving increased home buying and higher than normal apartment vacancy rates depressing apartment managers' advertising budgets. Revenue recognized in connection with assets-for-equity transactions decreased to approximately $100 in 2003 compared to approximately $3,000 in 2002 and there were no deferred revenues relating to assets-for-equity transactions on the Consumer Guides balance sheet at December 31, 2003.

        Consumer Guides other revenues relate to its distribution arm, DistribuTech, which continues its growth with revenues from the distribution of third party free publications increasing approximately $5,800 in 2003. During 2003, DistribuTech distributed more than 2,000 publications on behalf of publishing organizations to many of the country's leading supermarkets and chain stores, with which it has exclusive distribution relationships.

Segment EBITDA

        Consumer Guides Segment EBITDA increased $9,825 or 13.4% during the year ended December 31, 2003 to $83,163. The increase in Segment EBITDA is primarily due to the increase in revenues in 2003 with relatively stable operating expenses. As a result of the above, Segment EBITDA margin increased to 30.1% in 2003 compared to 27.5% in 2002.

        Below is a reconciliation of PRIMEDIA Consumer Guides Segment EBITDA to operating income for the years ended December 31, 2003 and 2002:

	Years Ended December 31,
	2003	2002
Segment EBITDA	$83,163	$73,338
Depreciation of property and equipment	8,110	8,574
Amortization of intangible assets and other	3,592	5,184
Provision for severance, closures and restructuring related costs	—	574
Loss on sale of businesses and other, net	132	867

Operating income	$71,329	$58,139

Operating Income (Loss)

        Operating income increased $13,190 or 22.7% in 2003. This increase is primarily driven by the improvement in Segment EBITDA. Amortization of intangible assets and other decreased $1,592 during the year ended December 31, 2003 compared to 2002 predominantly due to the write-off of approximately $1,500 recorded to amortization related to the shutdown of the Atlanta Real Estate Guide in 2002.

Discontinued Operations

        In accordance with SFAS 144, the results of ExitInfo and RealEstate.com have been reclassified to discontinued operations on the statements of consolidated operations for the periods prior to their respective divestiture dates.

        Consumer Guides revenues exclude revenues from discontinued operations of $2,443 and $11,966 for years ended December 31, 2003 and 2002, respectively. Consumer Guides segment operating income excludes operating income from discontinued operations of $8,000 and $1,620 for years ended December 31, 2003 and 2002, respectively. For 2003 and 2002, discontinued operations includes a net gain on sale of businesses of $10,184 and $4,602, respectively.

Business Information Segment (includes trade magazines and their related Web sites, events, directories and data products)

Revenues, Net

        Business Information revenues were $221,439 or 16.6% and $250,098 or 18.1% of the Company's consolidated revenues for 2003 and 2002, respectively. Business Information revenues decreased $28,659 or 11.5% in 2003 compared to 2002 as follows:

	Years Ended December 31,
			Percent Change
	2003	2002
Revenues, net:
Advertising	$160,697	$186,865	(14.0)
Circulation	19,797	19,629	0.9
Other	40,943	43,524	(5.9)
Intersegment revenues	2	80	(97.5)

Total	$221,439	$250,098	(11.5)

        Advertising revenues decreased $26,168 in 2003 due to continued softness in trade advertising, particularly in the telecommunications, entertainment technology, and agriculture categories. The decrease was a result of a lower number of pages as well as a lower rate per page. For 2003, the decline in PRIMEDIA's trade magazine advertising pages was in line with comparable sectors of the industry. Revenues related to several unprofitable product lines that were shut down in 2003 contributed to approximately $5,600 of the decline. In addition, non-cash revenue items such as barter and assets-for-equity revenue transactions declined approximately $4,700 in 2003 compared to 2002. There were no deferred revenues related to assets-for-equity transactions on the Business Information balance sheet at December 31, 2003.

        Business Information circulation revenues, which consist of subscriptions for directories and data based products, were essentially flat, in 2003 compared to 2002.

        Other revenues, which consist of trade shows, licensing, consulting and list rental, were down $2,581, or 5.9%, for the year ended December 31, 2003.

Segment EBITDA

        Business Information Segment EBITDA decreased $4,285 for the year ended December 31, 2003 to $35,127. This decrease is predominantly due to the revenue decline in the segment as discussed above, partially offset by continued cost initiatives including headcount reductions, the elimination of group overhead and the shutdown of unprofitable titles. Operating expenses in this segment declined by approximately $24,400 in 2003 compared to 2002. These factors contributed to a slightly improved Segment EBITDA margin of 15.9% for 2003 versus 15.8% for 2002, despite the significant revenue reduction.

        Below is a reconciliation of Business Information Segment EBITDA to operating income (loss) for the years ended December 31, 2003 and 2002:

	Years Ended December 31,
	2003	2002
Segment EBITDA	$35,127	$39,412
Depreciation of property and equipment	7,813	10,041
Amortization of intangible assets and other	9,175	59,100
Non-cash compensation and non-recurring charges	—	330
Provision for severance, closures and restructuring related costs	388	4,890
Loss on sale of businesses and other, net	815	296

Operating income (loss)	$16,936	$(35,245)

Operating Income (Loss)

        Business Information operating income increased $52,181, principally as there were no impairments in 2003 related to SFAS 142 and SFAS 144. During 2002, the Company recorded an impairment charge under SFAS 142 and SFAS 144 of $46,686 recorded in amortization related to goodwill, trademarks and certain finite lived intangible assets. In addition, the provision for severance, closures and restructuring related costs decreased $4,502 in 2003 compared to 2002.

Discontinued Operations

        In accordance with SFAS 144, the results of Simba, Federal Sources, CableWorld, Kagan World Media and the Folio, Circulation Management and American Demographics properties have been reclassified to discontinued operations on the statements of consolidated operations for the years ended December 31, 2003 and 2002.

        Business Information revenues exclude revenues from discontinued operations of $22,535 and $28,421 for the years ended December 31, 2003 and 2002, respectively. Business Information segment operating results exclude the operating losses from discontinued operations of $2,778 and $20,948 for 2003 and 2002, respectively. For the year ended December 31, 2003, discontinued operations includes a net gain on sales of businesses of $1,830.

Education and Training (includes Workplace Learning, Channel One and Films for the Humanities and Sciences)

Revenues, Net

        Education and Training revenues were $119,778 or 9.0% and $146,586 or 10.6% of the Company's consolidated revenues for 2003 and 2002, respectively. Education and Training revenues decreased $26,808 or 18.3% in 2003 compared to 2002 as follows:

	Years Ended December 31,
			Percent Change
	2003	2002
Revenues, net:
Advertising	$44,688	$50,197	(11.0)
Circulation	26,104	27,668	(5.7)
Other	45,509	58,826	(22.6)
Intersegment revenues	3,477	9,895	(64.9)

Total	$119,778	$146,586	(18.3)

        Education and Training advertising revenues, which are generated entirely by Channel One, decreased $5,509 in 2003 as compared to 2002. Channel One's advertising revenue declined as a result of reduced spending by several large accounts, including agencies of the U.S. government and two food and beverage companies (which merged), partially offset by revenue from new accounts.

        Workplace Learning subscription revenue accounts for all of the segment's circulation revenue, which decreased $1,564 during the year ended December 31, 2003. Lagging demand for corporate training services from Workplace Learning, particularly industrial videotape sales and satellite based training for healthcare professionals, continued to depress subscription revenues as well as product sale revenues which are classified in other. Reduced product sales at Workplace Learning and Films for the Humanities and Sciences primarily accounted for the decline of $13,317 in other revenues in 2003. A decrease in Workplace Learning, single event and live event sales accounted for approximately $8,000 of this decline. Continuing constraints on state and local school budgets was the driver of approximately $4,900 of declines in product sales at Films for the Humanities and Sciences in 2003 compared to 2002.

Segment EBITDA

        Education and Training Segment EBITDA decreased $29,147 to $5,674 for the year ended December 31, 2003. This decrease is principally due to the declines in revenue discussed above as well an increase in operating expenses of approximately $2,300 which was partially due to the reversal of an excess sales and uses tax reserve during December 2002 whereas no similar reversal was made in 2003. Additionally, in the fourth quarter of 2003, the Company recorded a non-cash charge of approximately $2,800 for the impairment of certain deferred programming assets at Workplace Learning. These factors contributed to a decrease in Segment EBITDA margin in 2003 to 4.7% compared to 23.8% in 2002.

        Below is a reconciliation of Education and Training Segment EBITDA to operating loss for the years ended December 31, 2003 and 2002:

	Years Ended December 31,
	2003	2002
Segment EBITDA	$5,674	$34,821
Depreciation of property and equipment	12,986	28,344
Amortization of intangible assets and other	45,807	79,151
Provision for severance, closures and restructuring related costs	1,030	153

Operating loss	$(54,149)	$(72,827)

Operating Income (Loss)

        Operating loss decreased $18,678 for the year ended December 31, 2003 due to lower impairment charges recorded in 2003 versus 2002, partially offset by the decrease in Segment EBITDA as discussed above. During 2002, the Company recorded impairment charges under SFAS 142 and SFAS 144 of $9,375 in depreciation related to property and equipment and $59,442 in amortization related to goodwill, intangible assets and other. During 2003, the Company recorded a $32,916 impairment charge under SFAS 142 and SFAS 144 in amortization related to goodwill, trademarks and certain finite lived intangible assets.

Corporate:

Corporate Overhead

        Corporate overhead decreased $5,004 in 2003 to $25,909 from $30,913 in 2002. The decrease is primarily due to a reduction in compensation expense and the reversals of employee incentive compensation accruals, of approximately $3,100 and $1,400 in 2003 and 2002, respectively, due to changes in estimates.

Operating Income (Loss)

        Corporate operating loss increased $10,384 in 2003 to $54,044 from $43,660 in 2002 principally due to the severance recorded related to the separated senior executives of $9,372. Effective January 1, 2003, the Company adopted SFAS 123, as amended by SFAS 148, using the prospective method which resulted in $5,980 being recorded to non-cash compensation expense for the year ended December 31, 2003. Depreciation of property and equipment increased $2,345 to $5,039 in 2003 primarily related to the disposal of certain fixed assets recorded in 2003.

Non-Core Businesses:

        Since June 30, 2002, the Company has not classified any additional businesses as Non-Core Businesses nor have any additional balances been allocated to the Non-Core Businesses subsequent to June 30, 2002.

Results of Operations

2002 Compared to 2001

Consolidated Results:

Revenues, Net

        Consolidated revenues from Continuing Businesses increased 7.5% to $1,384,149 in 2002 from $1,287,075 in 2001:

	Years Ended December 31,
			Percent Change
	2002	2001
Revenues, net:
Continuing Businesses:
Advertising	$853,044	$845,984	0.8
Circulation	336,939	276,006	22.1
Other	194,166	165,085	17.6

Subtotal	1,384,149	1,287,075	7.5
Non-Core Businesses	13,491	73,535	(81.7)

Total	$1,397,640	$1,360,610	2.7

        Advertising revenues increased $7,060 in 2002 with an increase of $73,462 at the Enthusiast Media segment primarily attributable to the inclusion of the full year results of EMAP, acquired in the latter part of 2001, partially offset by a decline of $55,164 at the Business Information segment. The inclusion of the full year EMAP results in 2002 primarily drove the increase in circulation revenues of $60,933 and other revenues of $29,081 compared to 2001. Additionally, contributing to the increase in other revenues was an increase of $8,326 at Consumer Guides in 2002. Partially offsetting the increase in other revenues were decreases at the Business Information and Education and Training segments in 2002 of $9,069 and $7,659, respectively.

        Total revenues, including Continuing and Non-Core Businesses, increased 2.7% to $1,397,640 in 2002 from $1,360,610 in 2001.

        The Company had entered various assets-for-equity investments in start-ups and early stage companies in 2001 and did so to a much lesser extent in 2002. Some of these transactions included cash consideration paid by the Company. The non-cash consideration was comprised of advertising, content licensing and other services to be rendered by the Company in exchange for a small equity position in these entities. The Company recognizes revenue when these services are delivered in accordance with the Company's revenue recognition policies. Revenue recognized in connection with these assets-for-equity transactions was approximately $7,600 and $34,600 during the years ended December 31, 2002 and 2001, respectively, from Continuing Businesses. The revenue from these transactions declined substantially throughout 2002 and continued to decline in 2003 to approximately $300. In addition, for the years ended December 31, 2002 and 2001, revenue from barter transactions was approximately $17,400 and $29,600, respectively, with equal related expense amounts in each year.

Operating Income (Loss)

        Operating loss from Continuing Businesses was $89,861 in 2002 compared to $548,871 in 2001. The decrease was primarily due to a decrease in amortization expense of $369,471 which was primarily due to higher impairments of goodwill and other intangible assets in 2001 ($189,894) as well as the elimination in

2002 of goodwill and certain trademark amortization upon the adoption of SFAS 142 on January 1, 2002 ($179,504). The total impairment charges recorded in amortization and depreciation primarily under SFAS 142 and SFAS 144 for the year end December 31, 2002 were $143,099 related to goodwill, intangibles and other assets and $9,739 related to property and equipment. Total operating loss was $96,197 in 2002 compared to $642,880 in 2001.

Net Income (Loss)

        The Company had a net loss of $599,423 in 2002 compared to $1,111,641 in 2001. The decrease in net loss from 2001 was primarily due to the decrease in operating loss as discussed above as well as a decrease in the provision for impairment of investments of $87,155 to $19,045 in 2002.

        Interest expense decreased by $5,709 or 3.9% in 2002 compared to 2001 primarily due to lower average levels of indebtedness as a result of the Company's use of divestiture proceeds to pay down borrowings under the Company's credit facilities, as well as a reduction in interest rates.

        In connection with the adoption of SFAS 142, effective January 1, 2002, the Company recorded an impairment charge related to its goodwill and certain indefinite lived intangible assets of $388,508, as a cumulative effect of a change in accounting principle. In addition, the Company recorded $49,500 of related non-cash deferred income tax expense under SFAS 142.

        During 2002, the Company completed the sale of the Modern Bride Group, ExitInfo, Doll Reader, Chicago, Horticulture, the American Baby Group and IN New York. In accordance with SFAS 144, the operating results of the divested operating units have been reclassified to discontinued operations on the statements of consolidated operations for the years ended December 31, 2002 and 2001.

        During the year ended December 31, 2003, the Company completed the sale of Seventeen, Simba Information, Federal Sources, CableWorld, Sprinks and RealEstate.com and during 2004, the Company sold New York magazine, Kagan World Media and About Web Services, the Web hosting business of About Inc. In addition, the Company began evaluating strategic partnerships for the Folio, Circulation Management and American Demographics properties. On August 12, 2004, Folio and Circulation Management were contributed to a joint venture with a third party, under which the Company will not have a significant continuing involvement in the operations and the Company's share of associated cash flows is not expected to be significant. In accordance with SFAS 144, the financial results of these operations have been reclassified into discontinued operations on the statements of consolidated operations for the years ended December 31, 2002 and 2001. Discontinued operations includes a net gain on sale of businesses of $111,449 in 2002.

Segment Results:

        The results of the Company's four reportable segments are discussed below. All amounts are from Continuing Businesses unless otherwise specified.

Enthusiast Media Segment (includes enthusiast magazines, their related Web sites, events and About)

Revenues, Net

        Enthusiast Media revenues were $734,420 or 53.1% and $565,299 or 43.9% of the Company's consolidated revenues for 2002 and 2001, respectively. Enthusiast Media revenues increased $169,121 or 29.9% in 2002 compared to 2001 as follows:

	Years Ended December 31,
			Percent Change
	2002	2001
Revenues, net:
Advertising	$386,177	$312,715	23.5
Circulation	289,642	228,473	26.8
Other	55,380	17,897	209.4
Intersegment revenues	3,221	6,214	(48.2)

Total	$734,420	$565,299	29.9

        Advertising, circulation and other revenues increased $73,462, $61,169 and $37,483, respectively, in 2002 versus 2001. The inclusion of full year 2002 results of EMAP, which was acquired during the third quarter of 2001 was the predominant driver of the substantial revenue increases in the Enthusiast Media segment, contributing to 165.0%, 89.7% and 40.5% of the increases in advertising, circulation and other revenues, respectively, for 2002 compared to 2001.

        Excluding EMAP, Enthusiast Media saw a decline in advertising revenues of approximately $47,700 primarily due to industry wide softness. Included in this decline was a reduction of approximately $15,100 of non-cash revenue items such as barter and assets-for-equity revenue transactions primarily at About. Revenue recognized in connection with assets-for-equity transactions was approximately $500 and $7,000 in 2002 and 2001, respectively. For the years ended December 31, 2002 and 2001, revenue from barter transactions was approximately $5,000 and $13,600, respectively, with equal related expense amounts in each year.

        Enthusiast Media circulation and other revenues, excluding EMAP, had increases of approximately $6,300 and $22,300, respectively, in 2002 compared to 2001. Enthusiast Media's other revenues include licensing, list rentals, events and other.

Segment EBITDA

        Enthusiast Media Segment EBITDA increased 85.9% to $129,983 in 2002 from $69,911 in 2001 primarily due to the full year inclusion of the results of EMAP in 2002. The increase in year over year Segment EBITDA related to EMAP was $40,995 or 68.2% of the segment's increase. Cost reduction measures taken across the segment in 2002 and 2001 also contributed to the increase in Segment EBITDA in 2002. These cost actions included significant headcount reductions, the shutdown of unprofitable magazine titles and the rationalization of costs at the Company's Internet operations. Segment EBITDA margin increased to 17.7% in 2002 compared to 12.4% in 2001.

        Below is a reconciliation of Enthusiast Media Segment EBITDA to operating income (loss) for the years ended December 31, 2002 and 2001:

	Years Ended December 31,
	2002	2001
Segment EBITDA	$129,983	$69,911
Depreciation of property and equipment	18,061	9,983
Amortization of intangible assets and other	59,781	509,967
Non-cash compensation and non-recurring charges	3,365	26,479
Provision for severance, closures and restructuring related costs	40,360	24,891
Loss on sale of businesses and other, net	4,684	537

Operating income (loss)	$3,732	$(501,946)

Operating Income (Loss)

        Operating income (loss) was $3,732 in 2002 compared to ($501,946) in 2001. The increase in operating income was attributable to a decrease in amortization expense of $450,186 as a result of a $296,022 decrease in impairment charges in 2002 compared to 2001 as well as the elimination of goodwill and certain trademark amortization upon the adoption of SFAS 142 of $159,451. Additionally, the $60,072 increase in Segment EBITDA and decrease in non-cash compensation and non-recurring charges of $23,114 contributed to the increase in operating income. Partially offsetting these factors was an increase of severance, closures and restructuring related costs of $15,469 primarily as a result of the termination of certain real estate lease obligations related to office closures in 2002.

Discontinued Operations

        In accordance with SFAS 144, the operating results of the Modern Bride Group, Doll Reader, Chicago, Horticulture, the American Baby Group, IN New York, Seventeen and Sprinks have been reclassified to discontinued operations on the statements of consolidated operations for periods prior to their respective divestiture dates.

        In addition, the Company has reclassified the results of New York magazine and About Web Services, which were sold in 2004, into discontinued operations on the statements of consolidated operations for the years ended December 31, 2002 and 2001.

        Enthusiast Media revenues exclude revenues from discontinued operations of $232,013 and $313,377 for years ended December 31, 2002 and 2001, respectively. Enthusiast Media segment operating income (loss) excludes operating income from discontinued operations of $114,505 and $5,024 for years ended December 31, 2002 and 2001, respectively. For 2002, discontinued operations includes a net gain on sale of businesses of $106,847.

Consumer Guides Segment (including Apartment Guide, New Homes Guide, their Web sites and DistribuTech)

Revenues, Net

        Consumer Guides revenues were $267,166 or 19.3% and $255,391 or 19.8% of the Company's consolidated revenues for 2002 and 2001, respectively. Consumer Guides revenues increased $11,775 or 4.6% in 2002 compared to 2001 as follows:

	Years Ended December 31,
			Percent Change
	2002	2001
Revenues, net:
Advertising	$229,805	$227,118	1.2
Other	36,436	28,110	29.6
Intersegment revenues	925	163	467.5

Total	$267,166	$255,391	4.6

        Advertising revenues for the Consumer Guides segment, including barter and assets-for-equity revenues, increased approximately $6,100 in 2002 as a result of gains at the Apartment Guide business offset by approximately $3,400 in lost revenues related to product shutdowns in 2002. Revenue from barter transactions was approximately $3,100 and $900 in 2002 and 2001, respectively. Revenue recognized in connection with assets-for-equity transactions decreased to approximately $3,000 in 2002 from $8,200 in 2001. Consumer Guides other revenues, which relate to distribution of third party free publications by its distribution arm, DistribuTech, increased $8,326 or 29.6% in 2002 compared to 2001.

Segment EBITDA

        Consumer Guides Segment EBITDA increased $14,681 or 25.0% during the year ended December 31, 2002 to $73,338. The increase in Segment EBITDA is primarily due to the increase in revenues in 2002 which drove the increase in Segment EBITDA margin to 27.5% in 2002 compared to 23.0% in 2001.

        Below is a reconciliation of PRIMEDIA Consumer Guides Segment EBITDA to operating income for the years ended December 31, 2002 and 2001:

	Years Ended December 31,
	2002	2001
Segment EBITDA	$73,338	$58,657
Depreciation of property and equipment	8,574	8,441
Amortization of intangible assets and other	5,184	9,442
Provision for severance, closures and restructuring related costs	574	1,129
(Gain) loss on sale of businesses and other, net	867	(252)

Operating income	$58,139	$39,897

Operating Income (Loss)

        Operating income increased $18,242 or 45.7% in 2002. This increase is primarily driven by the improvement in Segment EBITDA. In addition, amortization of intangible assets and other decreased

$4,258 during the year ended December 31, 2002 compared to 2001 predominantly due to the elimination of goodwill and trademark amortization upon the adoption of SFAS 142 in 2002.

Discontinued Operations

        In accordance with SFAS 144, the results of ExitInfo and RealEstate.com have been reclassified to discontinued operations on the statements of consolidated operations for the periods prior to their respective divestiture dates.

        Consumer Guides revenues exclude revenues from discontinued operations of $11,966 and $14,911 for years ended December 31, 2002 and 2001, respectively. Consumer Guides segment operating income excludes operating income (loss) from discontinued operations of $1,620 and ($1,173) for years ended December 31, 2002 and 2001, respectively. For 2002, discontinued operations includes a net gain on sale of businesses of $4,602.

Business Information Segment (includes trade magazines and their related Web sites, events, directories and data products)

Revenues, Net

        Business Information revenues were $250,098 or 18.1% and $312,709 or 24.3% of the Company's consolidated revenues for 2002 and 2001, respectively. Business Information revenues decreased $62,611 or 20.0% in 2002 compared to 2001 as follows:

	Years Ended December 31,
			Percent Change
	2002	2001
Revenues, net:
Advertising	$186,865	$242,029	(22.8)
Circulation	19,629	17,967	9.3
Other	43,524	52,593	(17.2)
Intersegment revenues	80	120	(33.3)

Total	$250,098	$312,709	(20.0)

        Advertising revenues decreased 22.8% primarily attributable to industry-wide softness in business-to-business advertising during 2002 with the steepest declines in the telecommunications, entertainment technology, agribusiness and trucking sectors. Revenue recognized in connection with assets-for-equity transactions was approximately $4,100 and $10,000 for the years ended December 31, 2002 and 2001, respectively. For the years ended December 31, 2002 and 2001, revenue from barter transactions was approximately $6,300 and $8,900, respectively, with equal related expense amounts in each year.

Segment EBITDA

        Business Information Segment EBITDA decreased $22,737 for the year ended December 31, 2002 to $39,412. This decrease is predominantly due to the revenue declines in the segment as discussed above, partially offset by cost initiatives including significant headcount reductions, which resulted in an operating cost decline of approximately $39,900. These factors resulted in a Segment EBITDA margin for 2002 versus 2001 of 15.8% and 19.9%, respectively.

        Below is a reconciliation of Business Information Segment EBITDA to operating income (loss) for the years ended December 31, 2002 and 2001:

	Years Ended December 31,
	2002	2001
Segment EBITDA	$39,412	$62,149
Depreciation of property and equipment	10,041	14,645
Amortization of intangible assets and other	59,100	23,647
Non-cash compensation and non-recurring charges	330	—
Provision for severance, closures and restructuring related costs	4,890	8,548
(Gain) loss on sale of businesses and other, net	296	(933)

Operating income (loss)	$(35,245)	$16,242

Operating Income (Loss)

        Operating income (loss) was ($35,245) in 2002 compared to $16,242 in 2001 due to decreased Segment EBITDA and an increase in amortization expense of $35,453. Amortization expense increased in 2002 primarily due to impairment charges recorded during 2002 of $46,686, partially offset by the elimination of goodwill and trademark amortization upon the adoption of SFAS 142 of $13,460 and a decrease in amortization expense in 2002 for finite lived intangible assets.

Discontinued Operations

        In accordance with SFAS 144, the results of Simba, Federal Sources, CableWorld, Kagan World Media and the Folio, Circulation Mangement and American Demographics properties have been reclassified to discontinued operations on the statements of consolidated operations for the years ended December 31, 2002 and 2001.

        Business Information revenues excludes results from discontinued operations of $28,421 and $32,781 for the years ended December 31, 2002 and 2001, respectively. Business Information segment operating loss excludes operating loss from discontinued operations of $20,948 and $38,631 for 2002 and 2001, respectively.

Education and Training (includes Workplace Learning, Channel One and Films for the Humanities and Sciences)

Revenues, Net

        Education and Training revenues were $146,586 or 10.6% and $165,295 or 12.8% of the Company's consolidated revenues for 2002 and 2001, respectively. Education and Training revenues decreased $18,709 or 11.3% in 2002 compared to 2001 as follows:

	Years Ended December 31,
			Percent Change
	2002	2001
Revenues, net:
Advertising	$50,197	$64,122	(21.7)
Circulation	27,668	29,566	(6.4)
Other	58,826	66,485	(11.5)
Intersegment revenues	9,895	5,122	93.2

Total	$146,586	$165,295	(11.3)

        Advertising revenues, which are generated primarily by Channel One, decreased $13,925 in 2002 compared to 2001. The decline was due to the expiration of long-term contracts as well as decreases in non-cash revenue items such as barter and assets-for-equity revenue transactions. Revenue recognized in connection with assets-for-equity transactions was approximately $9,400 in 2001, with no such revenues recorded in 2002. For the years ended December 31, 2002 and 2001, revenue from barter transactions was approximately $3,000 and $6,200, respectively, with equal related expense amounts in each year.

        Circulation revenues, which relate to Workplace Learning subscription revenues, decreased $1,898 in 2002 compared to 2001. Other revenues, which primarily relate to revenues from Films for the Humanities and Sciences and Workplace Learning's event revenues, declined $7,659 in 2002 compared to 2001. Workplace Learning revenues declined in part because of a cyclical pullback in demand for training services while revenues at Films for the Humanities and Sciences decreased due to the education budgetary pressures resulting from economic softness.

Segment EBITDA

        Education and Training Segment EBITDA increased $6,704 to $34,821 for the year ended December 31, 2002. This increase is due to cost initiatives which resulted in an operating cost decline of approximately $25,400, partially offset by the revenue declines as discussed above. The segment also recorded credits of $1,321 in 2002 and $4,000 in 2001 related to reversals of sales tax accruals in both years. These factors resulted in an increase in the Segment EBITDA margin in 2002 of 23.8% compared to 17.0% in 2001.

        Below is a reconciliation of Education and Training Segment EBITDA to operating loss for the years ended December 31, 2002 and 2001:

	Years Ended December 31,
	2002	2001
Segment EBITDA	$34,821	$28,117
Depreciation of property and equipment	28,344	33,171
Amortization of intangible assets and other	79,151	30,010
Provision for severance, closures and restructuring related costs	153	3,983

Operating loss	($72,827)	($39,047)

Operating Income (Loss)

        Operating loss increased $33,780 for the year ended December 31, 2002 due to impairment charges recorded in 2002. During 2002, the Company recorded an impairment charge under SFAS 142 and SFAS 144 of $9,375 related to property and equipment and $59,442 related to goodwill, intangible assets and other, respectively. These charges were partially offset by the increase in Segment EBITDA as discussed above as well as decreases in depreciation and the provision for severance, closures and restructuring related costs in 2002 compared to 2001.

Corporate:

        Corporate overhead decreased by 4.3% to $30,913 in 2002 from $32,308 in 2001. This decrease was due to savings related to headcount reductions partially offset by higher professional fees and certain incremental technology and consulting costs.

        Operating loss decreased $20,357 to $43,660 in 2002 from $64,017 in 2001. The decrease is predominantly due to a decrease in non-cash compensation and non-recurring charges of $23,393 from $30,200 to $6,807 during the years ended December 31, 2001 and 2002, respectively. Non-cash compensation and non-recurring charges represent executive compensation in the form of stock and option grants and the extension of certain stock option expiration periods. In addition, the operating loss includes a provision for severance, closures and restructuring related costs of $3,692 and $7,603 during the years ended December 31, 2002 and 2001, respectively. This provision is comprised of employee related termination costs and real estate lease commitments for space that the Company no longer occupies.

Non-Core Businesses:

        During 2001, the Company shut down or divested approximately 40 properties. Segment EBITDA losses from these properties approximated $36,900 for the year ended December 31, 2001. These Segment EBITDA losses were partially offset by positive Segment EBITDA at Bacon's, which was divested during 2001, resulting in a net Segment EBITDA loss for the Non-Core Businesses of $28,340.

        In 2001, the Company recorded a net gain on sale of businesses for the Non-Core Businesses of $47,648, which was predominantly due to the sale of Bacon's. This was partially offset by impairments recorded in amortization expense related to goodwill, trademarks and other intangibles in 2001 for the Non-Core Businesses of $94,023.

        Corporate administrative costs of approximately $1,900 and $9,900 were allocated to the Non-Core Businesses during the years ended December 31, 2002 and 2001, respectively. The Company believes that these costs, many of which were transaction driven, such as the processing of payables and payroll, have been permanently reduced or eliminated due to the shutdown or divestiture of the Non-Core Businesses.

        Since June 30, 2002, the Company has not classified any additional businesses as Non-Core Businesses nor have any additional balances been allocated to the Non-Core Businesses subsequent to June 30, 2002.

Risk Factors

        Set forth below are risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements contained in this Annual Report.

General economic trends may reduce our advertising revenues.

        Our advertising revenues are subject to the risks arising from adverse changes in domestic and global economic conditions. A decline in the level of business activity of our advertisers has had an adverse effect on our revenues and profit margins. Because of the recent economic slowdown in the United States, many advertisers, particularly business-to-business advertisers, have reduced advertising expenditures. Any further impact of this slowdown on us is difficult to predict, but it may result in further reductions in advertising revenue. Additionally, if geopolitical events negatively impact the economy, our results of operations may be adversely affected.

We have substantial indebtedness and other monetary obligations, which consume a substantial portion of the cash flow that we generate.

        A substantial portion of our cash flow is dedicated to the payment of interest on indebtedness and to the payment of dividends on our preferred stock, which reduces funds available for capital expenditures and business opportunities and may limit our ability to respond to adverse developments in our business or in the economy.

Our debt instruments limit our business flexibility by imposing operating and financial restrictions on our operations.

        The agreements and indentures governing our indebtedness impose specific operating and financial restrictions on us. These restrictions impose limitations on our ability to, among other things:

  •
  change the nature of our business;

  •
  incur additional indebtedness;

  •
  create liens on our assets;

  •
  sell assets;

  •
  issue stock;

  •
  engage in mergers, consolidations or transactions with our affiliates;

  •
  make investments in or loans to specific subsidiaries;

  •
  make guarantees or specific restricted payments; and

  •
  declare or make dividend payments on our common or preferred stock.

Kohlberg Kravis Roberts & Co. L.P., or KKR, has control of our common stock and has the power to elect all the members of our board of directors and to approve any action requiring stockholder approval.

        As of December 31, 2003, approximately 60% of the shares of our common stock were held by investment partnerships, of which KKR Associates, L.P., a New York limited partnership ("KKR Associates"), and KKR GP 1996 LLC, a Delaware limited liability company ("KKR GP 1996"), each an affiliate of KKR, are the general partners. KKR Associates and KKR GP 1996 have sole voting and investment power with respect to these shares. Consequently, KKR Associates and KKR GP 1996 and their respective general partners and members, three of whom are also our directors, control us and have the power to elect all of our directors and approve any action requiring stockholder approval, including adopting amendments to our certificate of incorporation and approving mergers or sales of all or substantially all of our assets. KKR Associates and KKR GP 1996 will also be able to prevent or cause a change of control at any time.

Increases in paper and postage costs may have an adverse impact on our future financial results.

        The price of paper is a significant expense relating to our print products and direct mail solicitations. Postage for product distribution and direct mail solicitations is also a significant expense. We use the U.S. Postal Service for distribution of many of our products and marketing materials. In April 2003, President Bush signed legislation that will hold postal rates stable until at least 2006. Paper and postage cost increases may have an adverse effect on our future results. We may not be able to pass these cost increases through to our customers.

Incompatible financial systems limit the Company's ability to operate efficiently.

        PRIMEDIA is the result of numerous acquisitions since its inception in 1989. Many of the companies acquired had financial systems which are incompatible. Incompatible financial systems across PRIMEDIA have negatively impacted the Company's ability to efficiently analyze data and respond to business opportunities on a timely basis. Significant capital expenditures are necessary to upgrade and standardize financial systems across the Company. Despite the economic slowdown, the Company has been engaged in upgrading its key financial systems, which are designed to make the financial reporting and analysis functions more efficient. To address management's concerns regarding the current lack of compatible financial systems across the Company and the demands surrounding increased financial disclosure, the Company has installed an integrated enterprise-wide general ledger system across all companies. Despite the difficult economic environment, the Company spent approximately $15,000 on the systems upgrade, of which approximately $10,000 and $5,000 was spent during 2003 and 2002, respectively. However, it will take approximately 12 months to fully realize the planned benefits of this integrated enterprise-wide system. The Company is also implementing a new integrated billing/accounts receivable system across its consumer magazine units which is scheduled for completion in the latter part of 2004 at a cost of approximately $5,000. The Company recognizes that there are inherent risks in a system implementation and has taken reasonable steps to mitigate these risks.

We depend on some important employees, and the loss of any of those employees may harm our business.

        Our performance is substantially dependent on the performance of our executive officers and other key employees. In addition, our success is dependent on our ability to attract, train, retain and motivate high quality personnel, especially for our management team. The loss of the services of any of our executive officers or key employees may harm our business.

        The decline in revenues in a difficult economy has necessitated cost cuts including the reduction of certain personnel at the Company. Such workforce reductions may impact the ability of remaining personnel to perform their assigned responsibilities in an efficient manner, due to the increased volume of work being generated in the financial area and to the continuing process of converting certain of our financial systems. The Company believes that it has in place the necessary financial workforce to analyze data and has put in place additional financial personnel during the period prior to the completion of the financial systems upgrade in order to improve the efficiency of financial analysis and mitigate the risk of employee turnover.

        The Company's management is concerned about the intense competition in this economy for the hiring and retention of qualified financial personnel, the inherent risk in certain system implementations across the Company and the demands surrounding increased financial disclosure. To mitigate management's concerns regarding the hiring and retention of qualified financial personnel and to ensure future stability in the financial workforce, the Company continues to upgrade the skill level of its back office personnel, consolidate certain back office functions and cross train individuals in the performance of multiple job functions. Additionally, the Company continues to aggressively recruit qualified professionals to strengthen and increase its financial personnel. The Company believes that it is currently close to being fully staffed in the finance area.

The Company may not be in compliance with escheatment laws in one or more states.

        Based on an initial internal assessment, we believe that certain of our business units may have unclaimed property that should have been remitted to one or more states under their respective escheatment laws. The property in question appears to relate primarily to unused advertising credits and outstanding accounts payable checks. We have hired PriceWaterhouseCoopers LLP to assist us in assessing this issue and, if necessary, negotiating settlements with the relevant states. It is premature to estimate the extent of the financial risk at this time, but the Company believes that this risk will not have a material impact on its results of operations or financial position.

Liquidity, Capital and Other Resources

        During 2003, the Company continued to focus on debt reduction made possible by the divestiture of selected media properties no longer considered core to the Company's overall strategy. The Company has reduced long-term debt, including current maturities, by $369,260, or 18.9%, to $1,584,636 at December 31, 2003 from $1,953,896 at December 31, 2001. As of December 31, 2003, the Company had cash and unused credit facilities of $319,125 as further detailed below under "Financing Arrangements". The Company has also implemented and continues to implement various cost-cutting programs and cash conservation plans, which involve the limitation of capital expenditures and the control of working capital. These plans should help mitigate any future possible cash flow shortfalls. The Company's asset sales and continued cost reductions during 2002 and 2003 have facilitated its strategy to become a more efficient and better focused company while strengthening its balance sheet and improving liquidity.

        The Company believes its liquidity, capital resources and cash flow are sufficient to fund planned capital expenditures, working capital requirements, interest and principal payments on its debt, payment of preferred stock dividends and other anticipated expenditures in 2004. The Company has no significant required debt repayments until 2008.

Working Capital

        Consolidated working capital reflects certain industry working capital practices and accounting principles, including the recording of deferred revenue from subscriptions as a current liability as well as the expensing of certain advertising, editorial and product development costs as incurred. Consolidated working capital deficiency, which includes current maturities of long-term debt, was $205,300 at December 31, 2003 compared to $248,280 at December 31, 2002. The change in working capital is primarily attributable to a decrease in accounts payable and accrued expenses related to company-wide cost reductions. Revenue declines in 2003 contributed to a decrease in accounts receivable and a related decrease in deferred revenue. In addition, working capital deficiency was reduced at December 31, 2003 due to the reclassification of approximately $23,000 of goodwill, intangibles and other non-current assets as assets held for sale on the accompanying December 31, 2003 balance sheet.

Cash Flow—2003 Compared to 2002

        Net cash provided by operating activities increased $12,905 or 25.7% to $63,186 in 2003 from $50,281 in 2002. This increase is primarily due to decreased interest payments related to the Company's bank credit facility (as defined below) and Senior Notes (as defined below) and continued aggressive cost control. Interest payments decreased $17,478 or 12.3% in 2003 compared to 2002 due to the Company's reduction of long-term debt, including current maturities, lower interest rates and the Company's refinancing of its highest cost debt at lower interest rates. Partially offsetting this decrease in interest paid was interest related to shares subject to mandatory redemption of $10,945 in 2003 as a result of the Company's adoption of SFAS 150, effective July 1, 2003. Payments on these shares of $33,928 and $49,806 prior to the adoption of SFAS 150 were classified as preferred stock dividends and are presented as part of cash flows used in financing activities for the years ended December 31, 2003 and 2002, respectively.

        Net cash provided by investing activities decreased $45,229 or 23.2% to $149,554 from $194,783 for the years ended December 31, 2003 and 2002, respectively. Proceeds from the sale of businesses were $213,677 in 2003 compared to $241,864 in 2002. Cash paid for acquired businesses increased to $22,786 in 2003 from $3,969 principally due a strategic acquisition at the Consumer Guides segment. Net capital expenditures including the Company's continued investment in enterprise-wide financial systems, were steady at $39,497 in 2003, compared to $39,163 in 2002. The Company expects capital spending in 2004 to remain consistent with 2003.

        Net cash used in financing activities was $222,608 in 2003 compared to $260,099 in 2002 predominantly due to the Company's use of divestiture proceeds during 2003 and 2002 to reduce long-term debt and redeem shares subject to mandatory redemption (the Company's Exchangeable Preferred Stock).

Cash Flow—2002 Compared to 2001

        Net cash provided by (used in) operating activities, as reported, during 2002 including interest payments of $141,696, increased to $50,281 as compared to ($101,348) during 2001, primarily due to the increase in Segment EBITDA. Net cash provided by investing activities during 2002 was $194,783, primarily due to proceeds from the divestiture program, compared to net cash used of $407,057 during 2001, primarily due to the acquisition of EMAP. Net capital expenditures decreased 35.5% to $39,163 during 2002 compared to $60,740 during 2001 due primarily to the Company's efforts to control capital spending. Net cash provided by (used in) financing activities during 2002 was ($260,099) primarily due to the use of divestiture proceeds to pay down debt compared to $518,303 during 2001, which represented proceeds from equity and debt issuances primarily used to finance the acquisition activity.

Financing Arrangements

        On June 20, 2001, the Company completed a refinancing of its existing bank credit facilities pursuant to new bank credit facilities with JPMorgan Chase Bank, Bank of America, N.A., The Bank of New York, and The Bank of Nova Scotia, as agents (the "bank credit facility"). The debt under the bank credit facility agreement and as otherwise permitted under the credit facility agreement and the indebtedness relating to the 7 5/8% Senior Notes, 8 7/8% Senior Notes and 8% Senior Notes of the Company (together referred to as "Senior Notes") is secured by a pledge of the stock of PRIMEDIA Companies Inc., an intermediate holding company, owned directly by the Company, which owns directly or indirectly all shares of PRIMEDIA subsidiaries that guarantee such debt. Borrowings under the bank credit facility are guaranteed by each of our wholly owned domestic restricted subsidiaries as determined by the Company's management in accordance with the provisions and limitations of the Company's bank credit facility agreement. Certain of our subsidiaries are not guarantors of the bank credit facility.

        As a result of the refinancing of the Company's existing bank credit facility in 2001, the Company wrote-off the remaining balances of deferred financing costs originally recorded approximating $7,250. This write-off is included within amortization of deferred financing costs on the statement of consolidated operations for the year ended December 31, 2001.

        Substantially all proceeds from sales of businesses and other investments were used to pay down borrowings under the bank credit facility agreement. Amounts under the bank credit facility may be reborrowed and used for general corporate and working capital purposes as well as to finance certain future acquisitions. In the second quarter of 2003, the Company made voluntary pre-payments toward the term loans A and B and a voluntary permanent reduction of the bank credit facility's revolving loan commitment in the amounts of $5,000, $21,000 and $24,000, respectively. The bank credit facility consisted of the following at December 31, 2003:

	Revolver	Term A	Term B	Total
Credit Facility	$427,000	$90,000	$372,906	$889,906
Borrowings Outstanding	(97,000)	(90,000)	(372,906)	(559,906)
Letters of Credit Outstanding	(19,560)	—		(19,560)

Unused Bank Commitments	$310,440	$—	$—	$310,440

        With the exception of the term loan B, the amounts borrowed bear interest, at the Company's option, at either the base rate plus an applicable margin ranging from 0.125% to 1.5% or the Eurodollar Rate plus an applicable margin ranging from 1.125% to 2.5%. The term loan B bears interest at the base rate plus 1.75% or the Eurodollar Rate plus 2.75%. At December 31, 2003 and December 31, 2002, the weighted average variable interest rate on all outstanding borrowings under the bank credit facility was 3.6% and 4.4%, respectively.

        Under the bank credit facility, the Company has agreed to pay commitment fees at a per annum rate of either 0.375% or 0.5%, depending on its debt to EBITDA ratio, as defined in the bank credit facility agreement, on the daily average aggregate unutilized commitment under the revolving loan commitment. During the first quarter of 2003, the Company's commitment fees were paid at a weighted average rate of 0.5% and during the second, third and fourth quarters of 2003, at 0.375%. The Company also has agreed to pay certain fees with respect to the issuance of letters of credit and an annual administration fee.

        The commitments under the revolving loan portion of the bank credit facility are subject to mandatory reductions semi-annually on June 30 and December 31, commencing December 31, 2004, with the final reduction on June 30, 2008. The aggregate mandatory reductions of the revolving loan commitments under the bank credit facility are $21,350 in 2004, $42,700 in 2005, $64,050 in 2006, $128,100 in 2007 and a final reduction of $170,800 in 2008. To the extent that the total revolving credit loans outstanding exceed the reduced commitment amount, these loans must be paid down to an amount equal to or less than the reduced commitment amount. However, if the total revolving credit loans outstanding do not exceed the reduced commitment amount, then there is no requirement to pay down any of the revolving credit loans. Remaining aggregate term loan payments under the bank credit facility are $15,075 in 2004, $26,325 in 2005, 2006 and 2007, $15,074 in 2008 and $353,782 in 2009.

        The bank credit facility agreement, among other things, limits the Company's ability to change the nature of its businesses, incur indebtedness, create liens, sell assets, engage in mergers, consolidations or transactions with affiliates, make investments in or loans to certain subsidiaries, issue guarantees and make certain restricted payments including dividend payments on and or repurchases of the Company's common stock in excess of $75,000 in any given year.

        The bank credit facility and Senior Notes agreements of the Company contain certain customary events of default which generally give the banks or the noteholders, as applicable, the right to accelerate payments of outstanding debt. Under the bank credit facility agreement, these events include:

  •
  failure to maintain required covenant ratios, as described below;

  •
  failure to make a payment of principal, interest or fees within five days of its due date;

  •
  default, beyond any applicable grace period, on any aggregate indebtedness of PRIMEDIA exceeding $20,000;

  •
  occurrence of certain insolvency proceedings with respect to PRIMEDIA or any of its material subsidiaries;

  •
  entry of one judgment or decree involving a liability of $15,000 or more (or more than one involving an aggregate liability of $25,000 or more); and

  •
  occurrence of certain events constituting a change of control of the Company.

Senior Notes and Senior Note Redemptions

        The events of default contained in PRIMEDIA's Senior Notes are similar to, but generally less restrictive than, those contained in the Company's bank credit facility agreement.

        10 1/4% Senior Notes.    On March 5, 2003, the Company redeemed the remaining $84,175 of the 10 1/4% Senior Notes at the carrying value of $84,175, plus accrued interest. These notes were redeemed 15 months prior to maturity. The Company funded this transaction with additional borrowings under its bank credit facility. The redemption resulted in a write-off of unamortized issuance costs of $343 which is recorded in other, net, on the accompanying consolidated statement of operations for the year ended December 31, 2003.

        8 1/2% Senior Notes.    On June 16, 2003, the Company redeemed the remaining 8 1/2% Senior Notes at the carrying value of $291,073, plus accrued interest. The Company funded the transaction with the proceeds of the 8% Senior Notes offering. The redemption resulted in write-offs of unamortized issuance costs of $1,810 and the unamortized discount of $427 which are included in other, net, on the accompanying consolidated statement of operations for the year ended December 31, 2003.

        7 5/8% Senior Notes.    Interest is payable semi-annually in April and October at the annual rate of 7 5/8%. The 7 5/8% Senior Notes, with a face value of $226,116, mature on April 1, 2008, with no sinking fund requirements. The 7 5/8% Senior Notes are redeemable in whole or in part, at the option of the Company, at 103.813% as of April 1, 2003 with annual reductions to 100% in 2006 and thereafter, plus accrued and unpaid interest. The unamortized discount for these notes totaled $672 and $803 at December 31, 2003 and 2002, respectively.

        8 7/8% Senior Notes.    In 2001, the Company completed an offering of $500,000 of 8 7/8% Senior Notes. Net proceeds from this offering of $492,685 were used to repay borrowings under the bank credit facility. Interest is payable semi-annually in May and November at an annual rate of 8 7/8%. The 8 7/8% Senior Notes, with a face value of $475,500, mature on May 15, 2011, with no sinking fund requirements. Beginning in 2006, the 8 7/8% Senior Notes are redeemable in whole or in part at the option of the Company, at 104.438% with annual reductions to 100% in 2009 and thereafter, plus accrued and unpaid interest. The unamortized discount for these notes totaled $5,680 and $6,201 at December 31, 2003 and 2002, respectively.

        8% Senior Notes.    On May 15, 2003, the Company issued $300,000 of Senior Notes at par. Interest is payable semi-annually in May and November at the annual rate of 8%. The 8% Senior Notes mature on May 15, 2013 with no sinking fund requirements and may not be redeemed prior to May 15, 2008 other than through the use of proceeds of future equity offerings, subject to certain conditions, or in connection with a change of control. Beginning in May 2008, the notes are redeemable in whole or in part at the option of the Company, at 104% in 2008 with annual reductions to 100% in 2011 and thereafter, plus accrued and unpaid interest. The Company has agreed to use its reasonable best efforts to consummate, within 12 months after the issue date of the notes, an offer to exchange the 8% Senior Notes for registered notes with substantially identical terms to those notes, except that the registered exchange notes will generally be freely transferable or in certain limited circumstances to file and cause to become effective a shelf registration statement with respect to the resale of the 8% Senior Notes. Under certain circumstances if the Company is not in compliance with these obligations, the Company will be required to pay additional interest for the period it is not in compliance. The Company intends to file a registration statement with respect to the offer to exchange the 8% Senior Notes for registered notes subsequent to the filing of this Form 10-K.

        During 2002, the Board of Directors authorized the Company to expend up to $90,000 for the purchase of its Senior Notes in private or public transactions. In 2002, the Company repurchased certain of its Senior Notes as follows:

Senior Notes	Purchase Price	Face Value	Unamortized Discount	Carrying Value	Unamortized Issuance Costs	Gain(1)
7.625%	$21,089	$23,885	$79	$23,806	$226	$2,491
8.50%	7,838	8,500	15	8,485	65	582
8.875%	21,210	24,500	324	24,176	430	2,536
10.25%	14,300	15,825	—	15,825	95	1,430

Total	$64,437	$72,710	$418	$72,292	$816	$7,039

(1)
In accordance with SFAS 145, the gain on Senior Note redemptions is recorded in other, net on the Company's consolidated statement of operations for the year ended December 31, 2002.

$175,000 Senior Floating Rate Notes Due 2010 and Term Loan C Credit Facility Offerings

        On May 14, 2004, the Company issued $175,000 principal amount of Senior Floating Rate Notes Due 2010 (the "Senior Floating Rate Notes"), and entered into a new $100,000 term loan C credit facility with a maturity date of December 31, 2009. The Senior Floating Rate Notes bear interest equal to the three-month LIBOR plus 5.375% per year and, at the Company's choice, the term loan C bears interest at three-month LIBOR plus 4.375% per year. The Company applied the combined net proceeds from the Senior Floating Rate Notes offering and the term loan C to prepay $30,000 of outstanding term loan A commitments and $120,000 of term loan B commitments, with the remainder used to temporarily pay down all outstanding advances under the revolving credit facility. The purpose of these borrowings was to provide the ability to redeem the Company's Series J Convertible Preferred Stock (see below).

Offering and Amendment to the Company's Bank Credit Facilities

        On April 29, 2004, in connection with the offering of the Senior Floating Rate Notes, the Company entered into an amendment to its bank credit facilities that changed the terms of certain of the Company's financial covenants and repayment obligations. The maximum allowable debt leverage ratio, as defined in the bank credit facilities, was amended to 6.25 to 1 through September 30, 2005 and decreases to 6.00 to 1, 5.75 to 1, 5.50 to 1, 5.25 to 1, 5.00 to 1, 4.75 to 1, and 4.50 to 1 on October 1, 2005, July 1, 2006, October 1, 2006, April 1, 2007, October 1, 2007, April 1, 2008 and July 1, 2008, respectively. The amendment to the bank credit facilities also set the minimum interest coverage ratio, as defined in the bank credit facilities, at 2.25 to 1 through maturity. The minimum fixed charge coverage ratio, as defined, remains unchanged at 1.05 to 1 through maturity. The Company is in compliance with all of the financial and operating covenants of its financing arrangements.

        With the exception of the term loan B and the term loan C, the amounts borrowed bear interest, at the Company's option, at either the base rate plus an applicable margin ranging from 0.125% to 1.5% or LIBOR plus an applicable margin ranging from 1.125% to 2.5%. The term loan B bears interest at the base rate plus 1.75% or LIBOR plus 2.75%. The term loan C bears interest at the base rate plus 3.375% or LIBOR plus 4.375%. At December 31, 2003, the weighted average variable interest rate on all outstanding borrowings under the bank credit facilities was 3.6%.

Contractual Obligations

        The Senior Notes and the bank credit facility all rank senior in right of payment to all subordinated obligations which PRIMEDIA Inc. (a holding company) may incur. The Senior Notes are secured by a pledge of stock of PRIMEDIA Companies Inc.

        If the Company becomes subject to a change of control, each holder of the Senior Notes will have the right to require the Company to purchase any or all of its Senior Notes at a purchase price equal to 101% of the aggregate principal amount of the purchased Senior Notes plus accrued and unpaid interest, if any, to the date of purchase.

        There are no significant required debt repayments until 2008. The contractual obligations of the Company are as follows:

		Payments Due by Period
Contractual Obligations	Total	Less than 1 year	1-3 years	4-5 years	After 5 years
Long-term debt obligations (net of unamortized discount)	$1,555,169	$15,075	$52,650	$363,842	$1,123,602
Interest on long-term debt obligations(1)	738,264	101,660	216,332	208,288	211,984
Shares subject to mandatory redemption (Exchangeable Preferred Stock)	474,559	—	—	167,487	307,072
Interest on shares subject to mandatory redemption (Exchangeable Preferred Stock)(1)	233,694	43,782	87,564	72,211	30,137
Capital lease obligations	29,467	7,120	7,670	3,522	11,155
Interest on capital lease obligations	8,412	1,862	2,567	1,866	2,117
Operating lease obligations	285,719	46,585	88,500	62,898	87,736

Total Contractual Obligations	$3,325,284	$216,084	$455,283	$880,114	$1,773,803

(1)
Interest payments are based on the Company's projected interest rates and estimated principal amounts outstanding for the periods presented.

        The Company currently has $97,000 of borrowings outstanding at December 31, 2003 under the revolving loan portion of the bank credit facility. The bank credit facility expires in 2008. Assuming this balance remains constant until the end of the term, and application of the Company's projected interest rates, total interest payments related to the revolver under our bank credit facility are estimated to be $22,598 for the periods presented in the above table. These interest payments are not included in the above table.

        The Company has other commitments in the form of letters of credit of $19,560 aggregate face value which expire on or before December 31, 2004.

        A change in the rating of our debt instruments by the outside rating agencies does not negatively impact our ability to use our available lines of credit or the borrowing rate under our bank credit facility. As of March 1, 2004, the Company's senior debt rating from Moody's was B3 and from Standard and Poor's was B.

Off Balance Sheet Arrangements

        The Company has no variable interest (otherwise known as "special purpose") entities or off balance sheet debt, other than as related to operating leases in the ordinary course of business.

Covenant Compliance

        On June 13, 2003, the bank credit facility agreement was amended to provide for a one-year hiatus in each of the scheduled step-downs in the permitted leverage ratio, as defined in the bank credit facility agreement. As a result of the amendment, the maximum permitted leverage ratio, as defined, is 6.0 and does not step down to 5.75 until the third quarter of 2004. This amendment enables the Company to consider alternatives to improve its capital structure but was not necessary for the Company to remain in compliance with all of its debt covenants.

        Under the most restrictive debt covenants as defined in the Company's bank credit facility agreement, the Company must maintain a minimum interest coverage ratio, as defined, of 2.0 to 1 and a minimum fixed charge coverage ratio, as defined, of 1.05 to 1. The Company's maximum allowable debt leverage ratio, as defined, is 6.0 to 1. The maximum leverage ratio decreases to 5.75 to 1, 5.5 to 1, 5.0 to 1 and 4.5 to 1, respectively, on July 1, 2004, January 1, 2005, January 1, 2006 and January 1, 2007. The minimum interest coverage ratio increases to 2.25 to 1 and 2.5 to 1, respectively, on January 1, 2004 and January 1, 2005. The Company is in compliance with the financial and operating covenants of its financing arrangements.

        The Company is herewith providing detailed information and disclosure as to the methodology used in determining compliance with the leverage ratio in the credit facility agreement. Under its bank credit facility and Senior Note agreements, the Company is allowed to designate certain businesses as unrestricted subsidiaries to the extent that the value of those businesses does not exceed the permitted amounts, as defined in these agreements. The Company has designated certain of its businesses as unrestricted (the "Unrestricted Group"), which primarily represent Internet businesses, trademark and content licensing and service companies, new launches (including traditional start-ups), other properties under evaluation for turnaround or shutdown and foreign subsidiaries. Except for those specifically designated by the Company as unrestricted, all businesses of the Company are restricted (the "Restricted Group"). Indebtedness under the bank credit facility and Senior Note agreements is guaranteed by each of the Company's domestic subsidiaries in the Restricted Group in accordance with the provisions and limitations of the Company's bank credit facility and Senior Note agreements. The guarantees are full, unconditional and joint and several. The Unrestricted Group does not guarantee the bank credit facility or Senior Notes. For purposes of determining compliance with certain financial covenants under the Company's bank credit facility, the Unrestricted Group's results (positive or negative) are not reflected in the Consolidated EBITDA of the Restricted Group which, as defined in the bank credit facility agreement, excludes losses of the Unrestricted Group, non-cash charges and restructuring charges and is adjusted primarily for the trailing four quarters results of acquisitions and divestitures and estimated savings for acquired business.

        The following represents a reconciliation of EBITDA of the Restricted Group for purposes of the leverage ratio as defined in the bank credit facility agreement to operating income (loss) for the years ended December 31, 2003 and 2002:

	Years Ended December 31
	2003	2002
EBITDA of the Restricted Group	$313,076	$376,958
EBITDA loss of the Unrestricted Group	(72,929)	(131,965)
Divestiture and other adjustments	2,131	(1,605)
Depreciation of property and equipment	(54,874)	(68,014)
Amortization of intangible assets and other	(75,765)	(204,153)
Severance related to separated senior executives	(9,372)	—
Non-cash compensation and non-recurring charges	(11,184)	(10,502)
Provision for severance, closures and restructuring related costs	(8,836)	(49,669)
Loss on the sale of businesses and other, net	(591)	(7,247)

Operating income (loss)	$81,656	$(96,197)

        The EBITDA loss of the Unrestricted Group, as defined in the bank credit facility agreement, is comprised of the following categories:

	Years Ended December 31,
	2003	2002
Internet properties	$36,721	$85,897
Traditional turnaround and start-up properties	29,057	35,769
Related overhead and other charges	7,151	9,604
Non-Core Properties	—	695

	$79,929	$131,965

        The Company has established intercompany arrangements that reflect transactions, such as leasing, licensing, sales and related services and cross-promotion, between Company businesses in the Restricted Group and the Unrestricted Group, which management believes are, on an arms' length basis and as permitted by the bank credit facility and Senior Note agreements. These intercompany arrangements afford strategic benefits across the Company's properties and, in particular, enable the Unrestricted Group to utilize established brands and content, promote brand awareness and increase traffic and revenue to the properties of the Unrestricted Group. For company-wide consolidated financial reporting, these intercompany transactions are eliminated in consolidation.

        The calculation of the Company's leverage ratio, as required under the bank credit facility agreement for covenant purposes, is defined as the Company's consolidated debt divided by the EBITDA of the Restricted Group. At December 31, 2003, this leverage ratio was approximately 5.1 to 1, compared to the corresponding ratio at December 31, 2002 of approximately 4.6 to 1.

Other Arrangements

        Two senior executives of About entered into share lockup agreements with the Company. Under the terms of those agreements, during the first year after the closing of the acquisition by the Company of About, the executives could sell a portion of their shares of the Company's common stock, subject to the Company's right of first refusal with respect to any sale. In the event that the gross proceeds received on sale were less than $33,125 (assuming all shares are sold), the Company agreed to pay the executives the amount of such shortfall. In 2002, the Company paid approximately $21,000 related to these agreements.

        As a result of one of these executives leaving the Company, effective December 2001, the vesting of half of his restricted shares (1,105,550 shares) and options (1,302,650 options) was accelerated and the remainder was forfeited, resulting in a reversal of unearned compensation of $19,166 in 2001. The accelerated options expired unexercised during the first quarter of 2002.

        In 2003, the second executive left the Company and as a result the vesting of his restricted shares and options was accelerated resulting in an additional charge of $1,120.

        During the first quarter of 2002, the Board of Directors authorized the exchange by the Company of up to $100,000 of Exchangeable Preferred Stock for common stock. During May 2002, the Board of Directors increased this authorization to an aggregate of $165,000. During 2002, the Company exchanged $23,013 liquidation value of Series D Exchangeable Preferred Stock (carrying value of $22,650) for 4,467,033 shares of common stock, $22,667 liquidation value of Series F Exchangeable Preferred Stock (carrying value of $22,103) for 4,385,222 shares of common stock and $29,761 liquidation value of Series H Exchangeable Preferred Stock (carrying value of $29,121) for 5,508,051 shares of common stock.

        In the fourth quarter of 2002, the Company's Board of Directors authorized the exchange by the Company of up to $30,000 of Exchangeable Preferred Stock for common stock and the subsequent repurchase by the Company of the common stock issued in connection with the exchange transactions. In the second quarter of 2003, the Board of Directors increased this authorization to an aggregate of $50,000. In the fourth quarter of 2002, the Company exchanged $6,150 liquidation value of Series H Exchangeable Preferred Stock (carrying value of $6,031) for 2,860,465 shares of common stock. During 2003, the

Company exchanged $9,500 liquidation value of Series D Exchangeable Preferred Stock (carrying value of $9,410) for 3,055,961 shares of common stock, $7,000 liquidation value of Series F Exchangeable Preferred Stock (carrying value of $6,849) for 2,124,166 shares of common stock and $2,350 liquidation value of Series H Exchangeable Preferred Stock (carrying value of $2,307) for 693,250 shares of common stock. The Company repurchased all of the common stock issued in connection with all of the exchange transactions in the fourth quarter of 2002 and 2003.

        The exchange transactions described above were entered into by the Company with the holders of the Exchangeable Preferred Stock in privately negotiated transactions. The Company recognized a net gain of $959 and $32,788 on the exchanges described above for the years ended December 31, 2003 and 2002, respectively. Of these gains, $944 and $32,788 are included in additional paid-in capital on the Company's consolidated balance sheets as of December 31, 2003 and 2002, respectively, and $15 is included in other, net on the Company's statement of consolidated operations for the year ended December 31, 2003 due to the adoption of SFAS 150 effective July 1, 2003. The Company expects to realize approximately $1,800 and $7,500 in annualized cash savings from reduced dividend payments associated with its Exchangeable Preferred Stock (classified as shares subject to mandatory redemption on the Company's financial statements) as a result of the 2003 and 2002 exchanges, respectively.

Financing Arrangements—EMAP Financing

        On August 24, 2001, the Company acquired 100% of the outstanding common stock of the publishing business of EMAP. The total consideration was $525,000, comprised of $515,000 in cash, including an estimate of working capital settlements of $10,000, and warrants to acquire 2,000,000 shares of the Company's common stock at $9 per share. The fair value of the warrants was approximately $10,000 and was determined using a Black Scholes pricing model. These warrants expire ten years from the date of issuance. In 2003, the Company finalized the working capital settlement with the seller in the amount of $11,711 of which $10,000 was included in the initial purchase price and paid in 2001.

        The Company financed the acquisition of EMAP by (1) issuing 1,000,000 shares of Series J Convertible Preferred Stock to KKR 1996 Fund L.P. ("KKR 1996 Fund") (an investment partnership created at the direction of Kohlberg Kravis Roberts & Co. L.P. ("KKR"), a related party of the Company) for $125,000 and (2) drawing upon its revolving credit facility in an amount of approximately $265,000. In addition, KKR 1996 Fund purchased from the Company $125,000 of common stock and Series K Convertible Preferred Stock, both at a price per share equal to $4.70. This resulted in an additional 10,800,000 shares of common stock and 15,795,745 shares of Series K Convertible Preferred Stock. On September 27, 2001, all of the issued and outstanding shares of the Series K Convertible Preferred Stock were, in accordance with their terms, converted into 15,795,745 shares of the Company's common stock.

        The Series J Convertible Preferred Stock is convertible at the option of the holder into approximately 23,600,000 shares of the Company's common stock at a conversion price of $7 per share, subject to adjustment. Dividends on the Series J Convertible Preferred Stock accrue quarterly, at an annual rate of 12.5% and are payable quarterly in-kind. During 2003 and 2002, the Company paid dividends-in-kind (152,769 and 135,076 shares of Series J Convertible Preferred Stock, respectively) valued at approximately $19,096 and $16,884, respectively.

        In connection with the equity financing by KKR 1996 Fund, the Company paid KKR 1996 Fund a commitment fee consisting of warrants to purchase 1,250,000 shares of common stock ("commitment warrants") of the Company at an exercise price of $7 per share, subject to adjustment, and a funding fee consisting of warrants to purchase an additional 2,620,000 shares of the Company's common stock ("funding warrants") at an exercise price of $7 per share, subject to adjustment. These warrants may currently be exercised and expire on the earlier of August 24, 2011 or upon a change in control, as defined therein. In addition, the Company was required to issue to KKR 1996 Fund additional warrants to purchase up to 4,000,000 shares of the Company's common stock at an exercise price of $7 per share, subject to adjustment, contingent upon the length of time that the Series J Convertible Preferred Stock was outstanding. As the Series J Convertible Preferred Stock was outstanding for twelve months from the date of issuance, KKR 1996 Fund received the additional warrants to purchase four million shares of common stock. These warrants expire on the earlier of ten years from the date of issuance or upon a change in control.

        All of the above described financing transactions between the Company and KKR were reviewed by and recommended for approval by a Special Committee of the Company's Board of Directors, comprised solely of independent directors (neither employees of the Company nor affiliated with KKR). In connection therewith, the Special Committee retained its own counsel and investment banker to advise it as to the financing transactions. Such financing transactions were approved by the full Board of Directors, following such recommendation.

Series J Convertible Preferred Stock Redemption

        On July 7, 2004, the Company redeemed all of its outstanding Series J Convertible Preferred Stock, representing an aggregate of 1,424,306 shares for approximately $178,000, using cash on hand of approximately $33,000 and approximately $145,000 of advances under its revolving credit facility.

Contingencies and Other

        The Company is involved in ordinary and routine litigation incidental to its business. In the opinion of management, there is no pending legal proceeding that would have a material adverse effect on the consolidated financial statements of the Company.

        During 2002, PRIMEDIA contributed the Gravity Games, a product previously acquired from EMAP, to a limited liability company (the "LLC") formed jointly by PRIMEDIA and Octagon Marketing and Athlete Representation, Inc. (now known as Octagon, Inc.) ("Octagon"), with each party owning a 50% interest. The LLC entered into an agreement with NBC Sports, a division of National Broadcasting Company, Inc. ("NBC") which required the LLC to pay specified fees to NBC for certain production services performed by NBC and network air time provided by NBC, during each of 2002 and 2003. Under the terms of this agreement and a related guarantee, PRIMEDIA was responsible for the payment of a portion of such fees in the event that the LLC failed to satisfy its payment obligations to NBC.

        During the third quarter of 2003, the Company contributed $2,500 to the LLC, $1,100 of which was used to fund the LLC's obligations to NBC. In October of 2003, the Company and Octagon each contributed $850 to the LLC for a total of $1,700. In the fourth quarter of 2003, the LLC used $1,013 of each party's prior funding for a total of $2,025 to pay NBC. As of December 31, 2003, the LLC has paid all fees to NBC in full and has no remaining fee obligations to NBC.

        Pursuant to a restructuring agreement entered into between PRIMEDIA and Octagon in August 2003, PRIMEDIA's interest in the LLC terminated effective October 31, 2003 and PRIMEDIA has ended its direct involvement in the Gravity Games with the conclusion of the September 2003 event. Additionally, as a result of PRIMEDIA's exit from the LLC, the Company is entitled to 50% of certain October 31, 2003 assets and liabilities of the LLC, as they are settled, which resulted in the Company receiving a cash payment of $893 in December 2003.

        As of and for the year ended December 31, 2003, no officers or directors of the Company have been granted loans by the Company, nor has the Company guaranteed any obligations of such persons.

Critical Accounting Policies and Estimates

        The discussion and analysis of our financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosures of contingent assets and liabilities. On an on-going basis, we evaluate our estimates, including those related to allowances for doubtful accounts, reserves for sales returns and allowances, reserves for severance, closures and restructuring related costs, purchase price allocations, impairments of investments, divestiture reserves, the recoverability of long-lived assets including goodwill and the valuation of equity instruments and allowances for income taxes. We base our estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances. These estimates or assumptions form the basis of our judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates which would affect our reported results from operations. We believe the following is a description of the critical accounting policies and estimates used in the preparation of our consolidated financial statements.

        Allowances for doubtful accounts are estimated losses resulting from our customers' failure to make required payments. The Company continually monitors collections from customers and provides a provision for estimated credit losses. The Company aggressively pursues collection efforts on these overdue accounts and upon collection reverses the write-off in future periods. If future payments by our customers were to differ from our estimates, we may need to increase or decrease our allowances for doubtful accounts.

        Reserves for sales returns and allowances are primarily related to our newsstand sales. The Company estimates and maintains these reserves based primarily on its distributors' historical return practices and our actual return experience. If actual sales returns and allowances were to differ from our estimates, we may need to increase or decrease our reserve for sales returns and allowances.

        Reserves for severance, closures and restructuring related costs are estimated costs resulting from management's plans and actions to integrate the Company and consolidate certain back office functions. If the future payments of these costs were to differ from our estimates, we may need to increase or decrease our reserves.

        The Company records purchase price allocations for acquisitions based on preliminary information received at the date of acquisition and based on our acquisition experience. These allocations are subject to adjustments and are finalized once additional information concerning asset and liability valuations is obtained, typically from an independent appraisal. The final asset and liability fair values may differ from the preliminary allocations. If the final allocations for the acquisitions differ from the preliminary allocations, we may need to increase or decrease our depreciation and/or amortization expense, for the acquired assets.

        The Company has held or currently holds investments in various companies. Investments where the Company has the ability to exercise significant influence over financial and accounting policies are accounted for under the equity method of accounting and the Company records its share of income (losses) of these investments based upon the investee's most recent available financial information, typically on a three-month lag. Investments where the Company does not have significant influence are accounted for under the cost method. Some of the investments were in publicly traded companies, which may have highly volatile share prices. Other investments are in private companies that have no active market by which fair values can be easily assessed. For significant transactions involving equity securities in private companies, the Company obtains and considers independent third-party valuations where appropriate. Such valuations use a variety of methodologies to estimate fair value, including comparing the security with securities of publicly traded companies in similar lines of business, comparing the nature of security, price, and related terms of investors in the same round of financing, applying price multiples to estimated future operating results for the private company, and then also estimating discounted cash flows for that company. Using these valuations and other information available to the Company, such as the Company's knowledge of the industry and knowledge of specific information about the Investee, the Company determines the estimated fair value of the securities received.

        We record an investment impairment charge when we believe an investment has experienced a decline in value that is other than temporary. Future adverse changes in market conditions or poor operating results of underlying investments could result in losses or an inability to recover the carrying value of the investments, thereby possibly requiring an impairment charge to the carrying value of the asset in the future.

        Reserves for estimated obligations relating to divestitures may arise as a result of the sale of certain titles or business units. These reserves are established for such items that we remain liable for after the sale is completed and are recorded at the time of the divestiture as part of the gain or loss on the sale of the divested asset or business. If the future payments for such items differ from our estimates, there could be a change in the determination of the gain or loss on sale.

        On January 1, 2002, the Company adopted SFAS 142 for all remaining goodwill and indefinite lived intangible assets. Upon adoption, the Company ceased the amortization of goodwill and indefinite lived intangible assets, which consist primarily of trademarks. All of the Company's other intangible assets are subject to amortization.

        The Company's SFAS 142 evaluations are performed by an independent valuation firm, utilizing reasonable and supportable assumptions and projections and reflect management's best estimate of projected future cash flows. The Company's discounted cash flow valuations use a range of discount rates that represent the Company's weighted-average cost of capital and include an evaluation of other companies in each reporting unit's industry. The assumptions utilized by the Company in these evaluations are consistent with those utilized in the Company's annual planning process. If the assumptions and estimates underlying these goodwill and trademark impairment evaluations are not achieved, the ultimate amount of the impairment could be adversely affected.

        The Company periodically evaluates the recoverability of our long-lived assets, including property and equipment and intangible assets, whenever events or changes in circumstances indicate that the carrying amount may not be recoverable or in connection with its annual financial review process. Our evaluations include analyses based on the cash flows generated by the underlying assets, profitability information, including estimated future operating results, trends or other determinants of fair value. If the value of the asset determined by these evaluations is less than its carrying amount, an impairment is recognized for the difference between the fair value and the carrying value of the asset. Future adverse changes in market conditions or poor operating results of the related business may indicate an inability to recover the carrying value of the assets, thereby possibly requiring an impairment charge to the carrying value of the asset, in the future.

        Effective January 1, 2003, we account for stock-based compensation in accordance with the fair value recognition provisions of SFAS 123. The application of SFAS 123 requires judgment, including the expected life and stock price volatility for stock options and expected dividends and forfeitures for all employee option grants. Changes in the expected or actual outcome of forfeitures due to service-and/or performance-related conditions could materially impact the amount of stock-based compensation expense recognized.

        The Company accounts for income taxes in accordance with SFAS 109, "Accounting for Income Taxes," which requires that deferred tax assets and liabilities be recognized, using enacted tax rates, for the effect of temporary differences between the book and tax basis of recorded assets and liabilities. SFAS 109 also requires that deferred tax assets be reduced by a valuation allowance if it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Net Operating and Capital Loss Carryforwards

        At December 31, 2003, the Company had aggregate net operating and capital loss carryforwards of $1,760,785 which will be available to reduce future taxable income through 2023. To the extent that the Company achieves positive net income in the future, the net operating and capital loss carryforwards may be able to be utilized and the Company's valuation allowance will be adjusted accordingly.

Senior Executives Severance and Provision for Severance, Closures and Restructuring Related Costs

Senior Executives Severance

        During 2003, the Company estimated and recorded $9,372 of severance related to the separation of the former Interim Chief Executive Officer and President, the former Chief Executive Officer and the former Chief Financial Officer. The actual severance amount may differ from this estimated amount; accordingly, the Company may record future adjustments as amounts are finalized. At December 31, 2003, these amounts are included in accrued expenses and other on the accompanying consolidated balance sheet.

Provision for Severance, Closures and Restructuring Related Costs

        Starting in 2000, the Company implemented plans to integrate the operations of the Company and consolidate many functions and facilities. All restructuring related charges were expensed as incurred. Thereafter, through 2003, the Company announced additional cost reduction initiatives that it would continue to implement and expand upon the cost reduction initiatives already enacted. In June 2002, the FASB issued SFAS 146 "Accounting for Costs Associated with Exit or Disposal Activities", which superseded Emerging Issues Task Force ("EITF") No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)". SFAS 146 affects the timing of the recognition of costs associated with an exit or disposal plan by requiring them to be recognized when incurred rather than at the date of a commitment to an exit or disposal plan. SFAS 146 has been applied prospectively to exit or disposal activities initiated after December 31, 2002.

        Details of the initiatives implemented and the payments made in furtherance of these plans in the years ended December 31, 2003 and 2002 are presented in the following tables:

	Liability as of January 1, 2003	Net Provision for the Year Ended December 31, 2003	Payments/Write-off during the Year Ended December 31, 2003	Liability as of December 31, 2003
Severance and closures:
Employee-related termination costs	$3,733	$5,872	($6,623)	$2,982
Termination of contracts	575	16	(124)	467
Termination of leases related to office closures	41,366	2,501	(6,804)	37,063
Write-off of programming assets	—	447	(447)	—

Total severance and closures	$45,674(1)	$8,836(2)	($13,998)	$40,512

	Liability as of January 1, 2002	Net Provision for the Year Ended December 31, 2002	Payments/Write-off during the Year Ended December 31, 2002	Liability as of December 31, 2002
Severance and closures:
Employee-related termination costs	$8,011	$6,806	($11,084)	$3,733
Termination of contracts	2,120	200	(1,745)	575
Termination of leases related to office closures	12,517	38,960	(10,111)	41,366
Write-off of leasehold improvements	—	2,918	(2,918)	—

	22,648	48,884	(25,858)	45,674

Restructuring related:
Relocation and other employee costs	—	785	(785)	—

	—	785	(785)	—

Total severance, closures and restructuring related costs	$22,648(1)	$49,669(2)	($26,643)	$45,674

(1)
Adjusted to exclude liabilities relating to discontinued operations totaling $3,760 and $1,750 at January 1, 2003 and 2002, respectively.

(2)
Adjusted to exclude net provisions related to discontinued operations totaling $558 and $2,245 for the years ended December 31, 2003 and 2002, respectively.

        The remaining costs, comprised primarily of real estate lease commitments for space that the Company no longer occupies, are expected to be paid through 2015. To reduce the lease related costs, the Company is aggressively pursuing subleases of its available office space. These leases have been recorded at their net present value amounts and are net of estimated sublease income amounts. If the Company is successful in subleasing the restructured office space at a different rate, or is unable to sublease the space by the prescribed date used in the initial calculation, the reserve will be adjusted accordingly.

        Included in the net provision for the years ended December 31, 2003 and 2002 are reversals of $2,350 and $4,809, respectively, of previously recorded accruals.

        As a result of the implementation of these plans, the Company has closed and consolidated 22 office locations and has notified a total of 2,002 individuals that they would be terminated under these plans. As of December 31, 2003, all but 11 of those individuals have been terminated.

        In general, the Company has realized sufficient savings from its plans to integrate the operations of the Company and to recover the costs associated with these plans, related to employee termination costs, within approximately a one-year period. Savings from terminations of contracts and lease costs will be realized over the estimated life of the contract or lease.

        The liabilities representing the provision for severance, closures and restructuring related costs are included in accrued expenses and other on the consolidated balance sheets as of December 31, 2003 and 2002.

        For purposes of the Company's bank credit facility and Senior Note agreements, the provision for severance, closures and restructuring related costs is omitted from the Company's calculation of consolidated earnings before interest, taxes, depreciation and amortization ("EBITDA").

Recent Accounting Pronouncements

        In 2002 and 2003, the Company adopted a series of accounting changes, as recommended by the Financial Accounting Standard Board ("FASB") and EITF, that impact year-over-year comparisons of financial results. These changes are summarized below.

Adoption of EITF No. 00-25 and EITF No. 01-9, effective January 1, 2002

        In April 2001, the EITF issued No. 00-25, which addresses whether consideration from a vendor to a reseller of the vendor's products is an adjustment to the selling price or the cost of the product. This issue was further addressed by EITF No. 01-9, issued in September 2001. The Company adopted EITF No. 00-25 and EITF No. 01-9 effective January 1, 2002. The adoption of EITF No. 00-25 and EITF No. 01-9 resulted in a net reclassification of product placement costs relating to single copy sales, previously classified as distribution, circulation and fulfillment expense on the accompanying statements of consolidated operations, to reductions of revenues from such activities. The change in classification is industry-wide and had no impact on the Company's results of operations, cash flows or financial position.

Adoption of SFAS 142 regarding impairment of goodwill and indefinite-lived intangible assets, effective January 1, 2002

        On January 1, 2002, the Company adopted SFAS 142, and evaluated its goodwill and indefinite lived intangible assets (primarily trademarks) at the reporting unit level for impairment and determined that certain of these assets were impaired. As a result, the Company recorded an impairment charge within cumulative effect of a change in accounting principle of $388,508 ($1.53 per share) effective in the first quarter 2002. Previously issued financial statements as of December 31, 2002 reflect the cumulative effect of this accounting change at the beginning of the year of adoption.

        SFAS 142 requires companies to continue to assess goodwill and indefinite lived intangible assets for impairment at least once a year subsequent to adoption. Any impairment subsequent to the initial implementation is recorded in operating income. The Company established October 31 as the annual impairment test date and accordingly evaluated goodwill and trademarks as of October 31, 2002 and 2003, resulting in impairment charges recorded within amortization of $93,036 ($0.37 per share), and $14,758 ($0.06 per share) during 2002 and 2003, respectively.

        In addition to the annual impairment test, an assessment is also required whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Due to the continued softness of Workplace Learning revenue and operating results, the Company performed an impairment test on the Education and Training segment as of July 31, 2003, prior to its annual testing date of October 31. As a result, the Company recorded an impairment charge for Workplace Learning within amortization expense of $19,768 ($0.08 per share) related to the impairment of goodwill associated with Workplace Learning.

        Historically, the Company did not need a valuation allowance for the portion of the tax effect of net operating losses equal to the amount of deferred tax liabilities related to tax-deductible goodwill and trademark amortization expected to occur during the carryforward period of the net operating losses based on the timing of the reversal of these taxable temporary differences. As a result of the adoption of SFAS 142, the Company records a valuation allowance in excess of its net deferred tax assets to the extent the difference between the book and tax basis of indefinite-lived intangible assets is not expected to reverse during the net operating loss carryforward period. With the adoption of SFAS 142, the Company no longer amortizes the book basis in the indefinite-lived intangibles, but will continue to amortize these intangibles for tax purposes. For 2003 and 2002, income tax expense primarily consists of deferred income taxes of $11,864 and $49,500, respectively, related to the increase in the Company's net deferred tax liability for the tax effect of the net increase in the difference between the book and tax basis in the indefinite-lived intangible assets.

        In addition, since amortization of tax-deductible goodwill and trademarks ceased on January 1, 2002, the Company will have deferred tax liabilities that will arise each quarter because the taxable temporary differences related to the amortization of these assets will not reverse prior to the expiration period of the Company's deductible temporary differences unless the related assets are sold or an impairment of the assets is recorded. The Company expects that it will record approximately $17,400 to increase deferred tax liabilities during 2004.

Adoption of SFAS 143, effective January 1, 2003

        In August 2001, the FASB issued SFAS 143, "Accounting for Asset Retirement Obligations". The standard requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. When the liability is initially recorded, the entity capitalizes a cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement. The standard was effective for the Company beginning January 1, 2003. The adoption of SFAS 143 did not have a material impact on the Company's results of operations or financial position.

Adoption of SFAS 144 regarding impairment or disposal of long-lived assets, effective January 1, 2002

        In August 2001, the FASB issued SFAS 144, which established one accounting model for long-lived assets to be held and used, long-lived assets (including those accounted for as a discontinued operation) to be disposed of by sale and long-lived assets to be disposed of other than by sale, and resolved certain implementation issues related to SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of".

        The Company adopted SFAS 144 on January 1, 2002, and as a result, the results of the Modern Bride Group, ExitInfo, Doll Reader, Chicago, Horticulture, IN New York and the American Baby Group, which were sold during 2002, and Seventeen magazine and related teen properties, Simba, Federal Sources, CableWorld and Sprinks, which were sold during 2003, were recorded as discontinued operations for the periods prior to their respective divestiture dates.

        The Company also reclassified the results of New York magazine, Kagan World Media and About Web Services, the Web hosting business of About Inc., which were sold in 2004, and the results of the Folio, Circulation Management and American Demographics properties, for which the Company is evaluating strategic partnerships, to discontinued operations for all years presented. On August 12, 2004, Folio and Circulation Management were contributed to a joint venture with a third party, under which the Company will not have a significant continuing involvement in the operations and the Company's share of associated cash flows is not expected to be significant.

        Discontinued operations include revenues of $135,471, $272,400 and $361,069 and income (loss) of $130,888, $88,997 and ($35,888) (including a gain on sale of $125,241, $111,449 and $0), for the years ended December 31, 2003, 2002 and 2001, respectively. The discontinued operations include expenses related to certain centralized functions that are shared by multiple titles, such as production, circulation, advertising, human resource and information technology costs but exclude general overhead costs. These costs were allocated to the discontinued entities based upon relative revenues for the related years. The allocation methodology is consistent with that used across the Company. These allocations amounted to $2,774, $10,660 and $12,274 for the years ended December 31, 2003, 2002 and 2001, respectively.

        The Company recorded a state income tax provision of $1,000 associated with the divestiture of Seventeen and its related teen properties, which is included in discontinued operations on the statement of consolidated operations for the year ended December 31, 2003.

        The Company recorded a charge of $1,816 to depreciation expense due to the disposal of certain fixed assets for the year ended December 31, 2003. In connection with the results of impairment tests under SFAS 142, the Company also evaluated the recoverability of certain finite-lived assets of its reporting units under SFAS 144 as of January 1, 2002, October 31, 2002 and July 31, 2003 and recorded impairment charges of $6,609, $45,299, and $727, respectively.

SFAS 144 Revenue reclassifications

        In accordance with SFAS 144, the Company reclassified amounts from revenues, net, to discontinued operations for the years ended December 31, 2003, 2002 and 2001, as follows:

	Years Ended December 31,
	2002	2001
Revenues, net (as reported in 2002 Form 10-K)	$1,587,564	$1,578,357
Less: Effect of SFAS 144 for 2003 divestitures	175,012	200,583

Revenues, net (as reported in 2003 Form 10-K)	$1,412,552	$1,377,774

	Years Ended December 31,
	2003	2002	2001
Revenues, net (as reported in 2003 Form 10-K)	$1,345,622	$1,412,552	$1,377,774
Less: Effect of SFAS 144 for 2004 divestitures	14,091	14,912	17,164

Revenues, net (as reclassified)	$1,331,531	$1,397,640	$1,360,610

Early adoption for 2002 of SFAS 145, "Rescission of FASB Statements Nos. 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections"

        In April 2002, the FASB issued SFAS 145, which for most companies requires gains and losses on extinguishments of debt to be classified within income or loss from continuing operations rather than as extraordinary items as previously required under SFAS 4, "Reporting Gains and Losses from Extinguishment of Debt an Amendment of APB Opinion No. 30." Extraordinary treatment will be required for certain extinguishments as provided under APB Opinion 30. SFAS 145 was effective for financial statements issued on or after May 15, 2002. During the year ended December 31, 2002, the Company recorded a gain in other, net, of $7,039, which was net of the write-off of $816 of unamortized issuance costs, related to the partial repurchase and retirement of $72,710 of the Company's Senior Notes, which had a carrying value of $72,292, at a discount. As a result of the redemption of the Company's 8 1/2% and 10 1/4% Senior Notes in 2003, the Company recorded a loss in other, net, of $2,580 related to the write-off of unamortized discount and issuance costs.

Adoption of SFAS 146, effective for transactions initiated after December 31, 2002

        In June 2002, the FASB issued SFAS 146, "Accounting for Costs Associated with Exit or Disposal Activities" which superseded EITF No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)". SFAS 146 affects the timing of the recognition of costs associated with an exit or disposal plan by requiring them to be recognized when incurred rather than at the date of a commitment to an exit or disposal plan. SFAS 146 has been applied prospectively to exit or disposal activities initiated after December 31, 2002, and has not had a material impact on the Company's results of operations or financial position.

Adoption of SFAS 148, effective for annual periods ending after December 15, 2002 and interim periods beginning after December 15, 2002

        In December 2002, the FASB issued SFAS 148 "Accounting for Stock-Based Compensation—Transition and Disclosure," an amendment of FASB Statement No. 123 "Accounting for the Stock Based Compensation" to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS 148 amends the disclosure requirements of SFAS 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. During the fourth quarter of 2003, the Company adopted SFAS 123, "Accounting for Stock-Based Compensation", as amended by SFAS 148, using the prospective method. Upon adoption, the Company began expensing the fair value of stock-based compensation for all grants, modifications or settlements made on or after January 1, 2003. SFAS 123 provides for a fair-value based method of accounting for employee options and measures compensation expense using an option valuation model that takes into account, as of the grant date, the exercise price and expected life of the option, the current price of the underlying stock and its expected volatility, expected dividends on the stock, and the risk-free interest rate for the expected term of the option.

        The adoption of SFAS 123 increased the loss from continuing operations for the year ended December 31, 2003 by $5,980. Prior quarters were not restated as the impact was not significant.

        Assuming the Company had accounted for all option grants and Employee Stock Purchase Plan ("ESPP") in accordance with SFAS 123, including those issued prior to January 1, 2003, the estimated non-cash option and ESPP expense would have been $27,433, $36,092 and $38,226 for the years ended December 31, 2003, 2002 and 2001, respectively.

Issuance of SFAS 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities", effective July 1, 2003

        In April 2003, the FASB issued SFAS 149, which amends and clarifies accounting for derivative instruments, and for hedging activities under SFAS 133. Specifically, SFAS 149 requires that contracts with comparable characteristics be accounted for similarly. Additionally, SFAS 149 clarifies the circumstances in which a contract with an initial net investment meets the characteristics of a derivative and when a derivative contains a financing component that requires special reporting in the statement of cash flows. This Statement is generally effective for contracts entered into or modified after June 30, 2003. Subsequent to the maturity of interest rate swap agreements in 2002, the Company has not been a party to and has not entered into any derivative contracts.

Adoption of SFAS 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity", effective July 1, 2003

        On July 1, 2003, the Company prospectively adopted SFAS 150, which requires the Company to classify as long-term liabilities its Series D Exchangeable Preferred Stock, Series F Exchangeable Preferred Stock and Series H Exchangeable Preferred Stock and to classify dividends from this preferred stock to interest expense. As a result of the adoption by the Company of SFAS 150, the Series D Exchangeable Preferred Stock, Series F Exchangeable Preferred Stock and Series H Exchangeable Preferred Stock are now collectively described as "shares subject to mandatory redemption" on the accompanying consolidated balance sheet and dividends on these shares are now described as "interest on shares subject to mandatory redemption" and included in loss from continuing operations before income tax expense whereas previously they were presented below net income (loss) as preferred stock dividends.

Adoption of FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, including Indirect Guarantees of Indebtedness of Others, an Interpretation of FASB Statements No. 5, 57 and 107 and Rescission of FASB Interpretation No. 34", effective January 1, 2003

        In November 2002, the FASB approved FASB Interpretation No. 45 ("FIN 45") which clarifies the requirements of SFAS 5, "Accounting for Contingencies", relating to a guarantor's accounting for, and disclosure of, the issuance of certain types of guarantees. Specifically, FIN 45 requires a guarantor to recognize a liability for the non-contingent component of certain guarantees, representing the obligation to stand ready to perform in the event that specified triggering events or conditions occur. Effective January 1, 2003, the Company adopted FIN 45 which has not had a material impact on the Company's results of operations or financial position.

Adoption of FASB Interpretation No. 46(R), "Consolidation of Variable Interest Entities", effective for variable interest entities created after January 31, 2003 and FASB Interpretation No. 46 (revised December 2003), "Consolidation of Variable Interest Entities", effective for financial statements issued after December 31, 2003

        In January 2003, the FASB issued FASB Interpretation No. 46 ("FIN 46"). FIN 46 clarifies the application of Accounting Research Bulletin No. 51, "Consolidated Financial Statements", to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. Effective January 31, 2003, the Company has adopted FIN 46, which has not had a material impact on the Company's results of operations or financial position. FIN 46 was revised to clarify the original interpretation in December 2003. The revision did not have a material impact on the company's results of operations or financial position.

Impact of Inflation and Other Costs

        The impact of inflation was immaterial during 2003, 2002 and 2001. Postage, however, for product distribution and direct mail solicitations is a significant expense of the Company. The Company uses the U.S. Postal Service for distribution of many of its products and marketing materials. Postage rates increased approximately 3% in July 2001 and approximately 12% effective July 1, 2002. There were no additional increases in 2003 and in April 2003, President Bush signed legislation that will hold postal rates stable until at least 2006. In the past, the effects of inflation on operating expenses including postage increases have substantially been offset by PRIMEDIA's ability to increase selling prices. No assurances can be given that the Company can pass such cost increases through to its customers in the future. In addition to pricing actions, the Company is continuing to examine all aspects of the manufacturing and purchasing processes to identify ways to offset price increases. The Company's paper expense decreased approximately 7% in 2003 and was essentially flat in 2002. In 2003, 2002 and 2001, paper cost represented approximately 8% of the Company's total operating expenses. The Company attributes the 2003 decline in paper expenses to a decrease in the volume of paper used as a result of the smaller folio sizes of magazines and fewer bulk copies.

Seasonality

        The Company's operations are seasonal in nature. Operating results have historically been stronger in the second half of the year with generally strongest results generated in the fourth quarter of the year. The seasonality of the Company's business reflects (i) the relationship between advertising purchases and the retail and academic cycles and (ii) subscription promotions and the holiday season. As discussed above in the Business section, Channel One and Films for the Humanities and Sciences conduct most of their business during the school year, with the majority of revenues occurring in the fourth quarter. The Company's Business Information trade shows also generally occur in the second and fourth quarters. This seasonality causes, and will likely continue to cause, a variation in the Company's quarterly operating results. Such variations have an effect on the timing of the Company's cash flows and the reported quarterly results.

ITEM 7A.    QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.

        The Company is exposed to the impact of changes in interest rates. Prior to 2002, the Company had managed fluctuations in interest rates through the use of swap agreements to hedge a portion of its floating rate borrowings. The Company's objective in managing this exposure was to reduce fluctuations in earnings and cash flows associated with changes in interest rates. At December 31, 2003, the Company was not a party to any interest rate swap contracts.

        The following table provides information about our financial instruments that are sensitive to changes in interest rates, including debt obligations at December 31, 2003 and 2002. For debt obligations, the table presents mandatory principal reductions, repayment schedules of outstanding debt and projected weighted average interest rates by expected maturity dates and reflects at December 31, 2002, the Company's early redemption of its 10 1/4% Senior Notes in March 2003. For variable rate instruments, we have indicated the applicable floating rate index. The fair value of financial instruments are estimates based upon market conditions and perceived risks at December 31, 2003 and 2002 and may not be indicative of their actual fair values.

        The Company periodically evaluates its exposure to interest rates and maintains a balance between fixed rate and variable rate obligations. As summarized in the table below, the Company carried a fixed rate on $1,486,425, or 73%, of the outstanding long-term debt, including shares subject to mandatory redemption and excluding capital leases, of the Company as of December 31, 2003. As of December 31, 2002, the Company carried a long-term fixed rate on $942,016, or 57% of outstanding long-term debt, excluding capital leases, of the Company.

At December 31, 2003

	2004	2005	2006	2007	2008	Thereafter	Total	Fair Value at 12/31/03
LIABILITIES
Long-Term Debt Including Current Portion:
Fixed Rate Debt	$—	$—	$—	$—	$393,603	$1,082,572	$1,476,175	$1,486,425
Weighted Average Interest Rate	8.62%	8.62%	8.62%	8.62%	8.61%	8.61%	8.62%
Variable Rate Debt	$15,075	$26,325	$26,325	$26,325	$112,074	$353,782	$559,906	$559,906
Average Interest Rate—Forward LIBOR Curve Plus Determined Spread	3.92%	5.40%	6.40%	7.07%	7.78%	8.07%	6.22%

At December 31, 2002

	2003	2004	2005	2006	2007	Thereafter	Total	Fair Value at 12/31/02
LIABILITIES
Long-Term Debt Including Current Portion:
Fixed Rate Debt	$—	$—	$—	$291,500	$—	$701,615	$993,115	$942,016
Weighted Average Interest Rate	8.50%	8.48%	8.48%	8.47%	8.47%	8.47%	8.50%
Variable Rate Debt	$4,038	$15,913	$27,788	$27,788	$79,563	$569,816	$724,906	$724,906
Average Interest Rate—Forward LIBOR Curve Plus Determined Spread	4.06%	5.10%	6.33%	7.13%	7.67%	8.26%	6.69%

        The Company has entered into variable-rate debt that, at December 31, 2003, had an outstanding balance of $559,906. Based on the Company's variable-rate obligations outstanding at December 31, 2003, each 25 basis point increase or decrease in the level of interest rates would, respectively, increase or decrease the Company's annual interest expense and related cash payments by approximately $1,400. Such potential increases or decreases are based on certain simplifying assumptions, including a constant level of variable-rate debt for all maturities and an immediate, across-the-board increase or decrease in the level of interest rates with no other subsequent changes for the remainder of the period.

        The Company has entered into fixed-rate debt, including shares subject to mandatory redemption that, at December 31, 2003, had an outstanding balance of $1,476,175 and a fair value of approximately $1,486,425. Based on the Company's fixed-rate debt obligations outstanding at December 31, 2003, a 25 basis point increase or decrease in the level of interest rates would, respectively, decrease or increase the fair value of the fixed-rate debt by approximately $25,000. Such potential increases or decreases are based on certain simplifying assumptions, including a constant level and rate of fixed-rate debt and an immediate, across-the-board increase or decrease in the level of interest rates with no other subsequent changes for the remainder of the period.

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  Exhibit 99.3
  ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS).
  ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.